UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE l4A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under § 240. l4a-l2

TEXAS PACIFIC LAND CORPORATION

(Name of Registrant As Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY COPY SUBJECT TO COMPLETION DATED SEPTEMBER 16, 2022

TEXAS PACIFIC LAND CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on November 16, 2022

Dear Fellow Stockholders:

We invite you to attend the 2022 Annual Meeting of Stockholders of Texas Pacific Land Corporation, a Delaware corporation (the “Company”), which will be held on November 16, 2022, at [__]:00 [_].m. Central time (the “Annual Meeting”) at the Renaissance Dallas Hotel, 2222 North Stemmons Freeway, Dallas, Texas 75207. At the Annual Meeting, you will be asked to vote on the following proposals (as more fully described in the proxy statement accompanying this notice):*

1.	To elect four (4) members of the Company’s Board of Directors (the “Board”) to serve until the 2025 Annual Meeting of Stockholders.

2.	To approve, by non-binding advisory vote, the executive compensation paid to our named executive officers.

3.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) providing for the declassification of the Board.

4.	To approve an amendment to the Company’s Certificate of Incorporation increasing the authorized shares of common stock from 7,756,156 shares to [_________] shares.

5.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

6.	To consider a non-binding stockholder proposal regarding the stockholders’ right to call for a special stockholder meeting.

7.	To consider a non-binding stockholder proposal regarding hiring an investment banker in connection with the evaluation of a potential spinoff.

8.	To consider a non-binding stockholder proposal regarding the release of all remaining obligations of the stockholders’ agreement between the Company and certain stockholders.

9.	To consider a non-binding stockholder proposal regarding the stockholders’ right to act by written consent.

10.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on September 22, 2022 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

* For the purposes of this preliminary proxy statement, stockholder proposals that remain subject to pending no-action requests with the Securities and Exchange Commission regarding the Company’s intent to exclude such proposals pursuant to Rule 14a-8 have been omitted.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on November 16, 2022:

Texas Pacific Land Corporation’s Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are available at www.proxyvote.com.

YOUR VOTE IS VERY IMPORTANT. WE HOPE YOU WILL ATTEND THIS ANNUAL MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE YOUR SHARES VIA THE INTERNET OR THE TOLL-FREE NUMBER AS DESCRIBED IN THE ENCLOSED MATERIALS. IF YOU RECEIVED A PROXY CARD BY MAIL, PLEASE SIGN, DATE AND RETURN IT IN THE ENVELOPE PROVIDED. IF YOU RECEIVED MORE THAN ONE PROXY CARD, IT IS AN INDICATION THAT YOUR SHARES ARE REGISTERED IN MORE THAN ONE ACCOUNT. PLEASE COMPLETE, DATE, SIGN AND RETURN EACH PROXY CARD YOU RECEIVE. IF YOU ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, YOUR VOTE BY PROXY WILL NOT BE USED.

BY ORDER OF THE BOARD OF DIRECTORS

Dallas, Texas

Date: [___________], 2022

John R. Norris III, Co-Chairman

David E. Barry, Co-Chairman

PRELIMINARY COPY SUBJECT TO COMPLETION DATED SEPTEMBER 16, 2022

TEXAS PACIFIC LAND CORPORATION

1700 Pacific Avenue, Suite 2900

Dallas, TX 75201

(214) 969-5530

PROXY STATEMENT

2022 ANNUAL MEETING OF STOCKHOLDERS

November 16, 2022

ABOUT THE ANNUAL MEETING

This proxy statement (the “Proxy Statement”) is being furnished to the stockholders of Texas Pacific Land Corporation (the “Company” or “TPL”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”). The proxies are for use at the 2022 Annual Meeting of Stockholders of the Company to be held on November 16, 2022, at [_]:00 [_].m. Central time, or at any adjournment thereof (the “Annual Meeting”) at the Renaissance Dallas Hotel, 2222 North Stemmons Freeway, Dallas, Texas 75207. In light of the ongoing COVID-19 pandemic, the Annual Meeting will be conducted in accordance with any COVID-19 protocols and requirements of the Renaissance Dallas Hotel, as well as state and local regulations, that may be in effect at the time of the Annual Meeting.

The Company consummated its corporate reorganization from a trust to a corporation (the “Corporate Reorganization”) on January 11, 2021. The trust, known as Texas Pacific Land Trust (the “Trust”) from its inception in 1888 until the Corporate Reorganization, was reorganized into a corporation formed under the laws of the State of Delaware and named Texas Pacific Land Corporation. Any references in this proxy statement to the Company, TPL, our, we, or us with respect to periods prior to January 11, 2021 refer to the Trust, and references to periods on that date and thereafter refer to Texas Pacific Land Corporation.

This Proxy Statement and the accompanying proxy card are first being mailed or made available to the stockholders on or about [___________], 2022.

THE INFORMATION PROVIDED IN THE “QUESTIONS AND ANSWERS” FORMAT BELOW IS FOR YOUR CONVENIENCE AND INCLUDES ONLY A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT. YOU SHOULD READ THIS ENTIRE PROXY STATEMENT CAREFULLY.

Why am I receiving these materials?

You are receiving this Proxy Statement and the enclosed proxy card because the Board is soliciting your proxy to vote at the Annual Meeting. This Proxy Statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

What are the matters to be voted on at the Annual Meeting and what are the Board’s voting recommendations?

Proposals		Board’s Recommendation	More Information

Proposal 1	Election of four directors to serve until the 2025 Annual Meeting of Stockholders	FOR each Nominee	Page [ ]

Proposal 2	Approval, by non-binding advisory vote, of the executive compensation paid to our named executive officers	FOR	Page [ ]

Proposal 3	Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) providing for the declassification of the Board	FOR	Page [ ]

Proposal 4	Approval of an amendment to the Company’s Certificate of Incorporation to increase the authorized shares of common stock from 7,756,156 shares to [_________] shares	FOR	Page [ ]

Proposal 5	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022	FOR	Page [ ]

Proposal 6	Consideration of a non-binding stockholder proposal regarding the stockholders’ right to call for a special stockholder meeting	AGAINST	Page [ ]

Proposal 7	Consideration of a non-binding stockholder proposal regarding hiring an investment banker in connection with the evaluation of a potential spinoff	AGAINST	Page [ ]

Proposal 8	Consideration of a non-binding stockholder proposal regarding the release of all remaining obligations of the stockholders’ agreement between the Company and certain stockholders	AGAINST	Page [ ]

Proposal 9	Consideration of a non-binding stockholder proposal regarding the stockholders’ right to act by written consent	AGAINST	Page [ ]

The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board may recommend.

How can I ask questions at the Annual Meeting?

You may ask questions relating to any matter being considered at the Annual Meeting in person at the Annual Meeting or by submitting your questions in advance by email to AnnualMeetingTPL@texaspacific.com until 11:59 p.m. Central time on November 15, 2022. We will endeavor to respond at the Annual Meeting to questions that are submitted in accordance with these guidelines. We may not be able to answer every question submitted, and if not, we may address unanswered questions with the stockholder submitting the question after the Annual Meeting.

Who may vote at the Annual Meeting?

Stockholders of record at the close of business on September 22, 2022 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, [ ] shares of the Company’s common stock, $0.01 par value (“Common Stock”), were issued and outstanding.

Each holder of Common Stock is entitled to one vote for each share of Common Stock held as of the Record Date.

What constitutes a quorum?

A majority of the voting power of all of the issued and outstanding shares of Common Stock as of the Record Date must be present, in person or by proxy, at the Annual Meeting in order to have a quorum for the transaction of business. If there is no quorum, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

The inspector of elections will determine whether a quorum is present at the Annual Meeting. If you are a beneficial owner of shares of Common Stock and you do not instruct your bank, broker, trustee or other nominee how to vote your shares on any of the proposals, and your bank, broker, trustee or nominee submits a proxy with respect to your shares on a matter with respect to which discretionary voting is permitted (as discussed below), your shares will be counted as present at the Annual Meeting for purposes of determining whether a quorum exists. In addition, stockholders of record who are present at the Annual Meeting in person or by proxy will be counted as present at the Annual Meeting for purposes of determining whether a quorum exists, whether or not such holders abstain from voting on any or all of the proposals.

How many votes are required to approve each proposal?

Proposal One: Directors will be elected by the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes (if any) will have no effect on the election of directors. Our Board has adopted a “majority vote policy.” Under this policy any nominee for director in an uncontested election who does not receive a majority of the votes cast is required to tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee will promptly consider the tendered resignation and make a recommendation to the Board whether to accept or reject the resignation.

Proposal Two: Approval of the non-binding advisory vote on executive compensation requires the affirmative vote of a majority of the votes cast on the matter. Abstentions and broker non-votes (if any) will have no effect on the outcome of this proposal. Because your vote on this matter is advisory, it will not be binding on the Company or the Board. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Proposal Three: Approval of an amendment to the Company’s Certificate of Incorporation providing for the declassification of the Board requires the affirmative vote of the majority of voting power of the outstanding shares of Common Stock entitled to vote on the matter. Abstentions and broker non-votes (if any) will have the effect of a vote “AGAINST” this proposal.

Proposal Four: Approval of an amendment to the Company’s Certificate of Incorporation increasing the amount of authorized shares of Common Stock requires the affirmative vote of the majority of voting power of the outstanding shares of Common Stock entitled to vote on the matter. Abstentions (if any) will have the effect of a vote “AGAINST” this proposal. Because brokers have discretionary authority to vote on this proposal, we do not expect any broker non-votes.

Proposal Five: Ratification of the selection of Deloitte & Touche LLP requires the affirmative vote of a majority of the votes cast on the matter. Abstentions will have no effect on the outcome of the ratification. Because brokers have discretionary authority to vote on this proposal, we do not expect any broker non-votes.

Proposal Six: Approval of the non-binding stockholder proposal regarding stockholders’ right to call for a special stockholder meeting requires the affirmative vote of a majority of the votes cast on the matter. Abstentions and broker non-votes (if any) will have no effect on the outcome of this proposal. Because your vote on this matter is advisory, it will not be binding on the Company or the Board.

Proposal Seven: Approval of the non-binding stockholder proposal regarding hiring an investment banker regarding a potential spinoff requires the affirmative vote of a majority of the votes cast on the matter. Abstentions and broker non-votes (if any) will have no effect on the outcome of this proposal. Because your vote on this matter is advisory, it will not be binding on the Company or the Board.

Proposal Eight: Approval of the non-binding stockholder proposal regarding the release of all remaining obligations of the stockholders’ agreement between the Company and certain stockholders requires the affirmative vote of a majority of the votes cast on the matter. Abstentions and broker non-votes (if any) will have no effect on the outcome of this proposal. Because your vote on this matter is advisory, it will not be binding on the Company or the Board.

Proposal Nine: Approval of the non-binding stockholder proposal regarding stockholders’ right to act by written consent requires the affirmative vote of a majority of the votes cast on the matter. Abstentions and broker non-votes (if any) will have no effect on the outcome of this proposal. Because your vote on this matter is advisory, it will not be binding on the Company or the Board.

What is a broker non-vote?

A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under applicable rules that govern brokers or other nominees who are voting with respect to shares held in street name, brokers or other nominees ordinarily have the discretion to vote on “routine” matters, but not on “non-routine matters.”

The vote on Proposals One, Two, Three, Six, Seven, Eight, and Nine are considered “non-routine.” Accordingly, beneficial owners who do not provide voting instructions to their brokers on these proposals will not have their shares voted with respect to such proposals. However, brokers ordinarily have authority to vote uninstructed shares for or against “routine” proposals. Proposals Four and Five constitute “routine” proposals. Accordingly, brokers that do not receive voting instructions from beneficial owners may vote on these proposals in their discretion.

How do I vote my shares without attending the Annual Meeting?

If you are a registered stockholder, you may vote by granting a proxy using any of the following methods:

•	By Internet —If you have internet access, by submitting your proxy by following the instructions included on the enclosed proxy card.

•	By Telephone —By submitting your proxy by following the telephone voting instructions included on the enclosed proxy card.

•	By Mail —By completing, signing, and dating a proxy card (if you request paper materials from the Company) where indicated and by mailing or otherwise returning the proxy card accompanying this proxy statement in the envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney, or officer of a corporation), indicate your name and title or capacity.

Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Time) on November 15, 2022 for the voting of shares held by stockholders of record. Mailed proxy cards should be returned in the envelope provided to you with your proxy card and must be received by November 15, 2022.

Your vote is important, and we strongly encourage you to vote your shares by following the instructions provided on the enclosed proxy card. Please vote promptly.

If your shares are held in street name, your bank, broker, or other nominee should give you instructions for voting your shares. In these cases, you may be able to vote via the internet or by telephone, or by mail by submitting a voting instruction form by the indicated deadline.

Our Board of Directors has designated our Chief Executive Officer, Tyler Glover, and our Senior Vice President, General Counsel and Secretary, Micheal Dobbs, and each or any of them, as proxies to vote the shares of Common Stock solicited on its behalf.

In order for your vote to be counted, you must vote as directed in this Proxy Statement, using the proxy card provided with it or another voting method described above.

How do I vote my shares in person at the Annual Meeting?

First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a stockholder of record you may vote by ballot at the Annual Meeting. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (bank, broker, or other nominee) giving you the right to vote the shares, which must be submitted with your ballot at the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance so that your vote will be counted in case you later decide not to attend the Annual Meeting, as well as to speed the tabulation of votes.

How do I gain admittance to the Annual Meeting?

Only our stockholders as of the Record Date and invited guests of the Company will be permitted to attend the Annual Meeting. To gain admission, you must present a government-issued form of identification. If you are a stockholder of record, your name will be checked against our list of stockholders of record on the Record Date. If you hold shares in street name, you must present proof of your ownership of the Company’s shares as of the Record Date in order to be admitted to the Annual Meeting. Your proxy card will ask you to indicate if you intend to attend the Annual Meeting; please complete that section so that we may plan accordingly.

May I change my vote or revoke my proxy?

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company’s Secretary a written notice of revocation, a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Any such request should be directed to the Company’s Secretary at 1700 Pacific Avenue, Suite 2900, Dallas, Texas, 75201 or (214) 969-5530. Attending the Annual Meeting in and of itself will not constitute a revocation of a proxy.

How are proxies being solicited?

Proxies may be solicited by certain of the Company’s directors, executive officers, and regular employees, without additional compensation, in person, or by telephone, e-mail or facsimile. In addition, the Company has engaged MacKenzie Partners, Inc. as paid solicitors in connection with the Annual Meeting. The anticipated cost of such service is approximately $25,000. The cost of soliciting proxies will be borne by the Company. The Company expects to reimburse brokerage firms, banks, custodians, and other persons representing beneficial owners of shares of Common Stock for their reasonable out-of-pocket expenses in forwarding solicitation material to such beneficial owners.

What is “householding” and will it apply to me?

Some banks, brokers and other record holders use the practice of “householding” notices, proxy statements and annual reports. “Householding” is the term used to describe the practice of delivering a single set of notices, proxy statements and annual reports to any household at which two or more stockholders reside if a company reasonably believes the stockholders are members of the same family. This procedure reduces the volume of duplicate information stockholders receive and reduces a company’s printing and mailing costs. The Company will promptly deliver an additional copy of any such document to any stockholder who writes or calls the Company. Alternatively, if you share an address with another stockholder and have received multiple copies of our notices, proxy statements and annual reports, you may contact us to request delivery of a single copy of these materials. Any such request should be directed to Investor Relations at 1700 Pacific Avenue, Suite 2900, Dallas, Texas, 75201 or (214) 969-5530.

How are proxy materials being made available to me?

Our proxy materials are available to stockholders on the Internet. This Proxy Statement and form of proxy, together with our Annual Report on Form 10-K (the “Annual Report”), are being made available to stockholders beginning approximately [ ]2022. The Annual Report, which has been posted along with this Proxy Statement, is not a part of the proxy solicitation materials. Upon receipt of a written request, the Company will furnish to any stockholder, without charge, a copy of such Annual Report (without exhibits). Upon request and payment of $0.10 (ten cents) per page, copies of any exhibit to such Annual Report will also be provided. Any such request should be directed to the Company’s Secretary at 1700 Pacific Avenue, Suite 2900, Dallas, Texas, 75201 or (214) 969-5530. These documents are also included in our filings with the Securities and Exchange Commission (“SEC”), which you can access electronically at the SEC’s website at www.sec.gov.

How can I access the proxy materials?

You may access the proxy materials on the internet. We encourage you to review the proxy materials and to vote via the internet by following the link to the Proxy Statement and Annual Report, which are both available at [ ] This Proxy Statement and the Annual Report are also available on the Company’s website at www.TexasPacific.com.

Are stockholders entitled to dissenters’ rights of appraisal in connection with any proposals?

Under the Delaware General Corporation Law and the Company’s Amended and Restated Certificate of Incorporation, stockholders are not entitled to any appraisal or similar rights of dissenters with respect to any of the proposals to be acted upon at the Annual Meeting.

What is the deadline for receipt of stockholder proposals to be presented at the next annual meeting of stockholders?

In order for any stockholder proposal submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be included in the Company’s Proxy Statement to be issued in connection with the 2023 Annual Meeting of Stockholders, such stockholder proposal must be received by the Company no later than [ ], 2022. Any such stockholder proposal submitted, including any accompanying supporting statement, may not exceed 500 words, as per Rule 14a-8(d) of the Exchange Act. Any such stockholder proposals submitted outside the processes of Rule 14a-8 promulgated under the Exchange Act, which a stockholder intends to bring forth at the Company’s 2023 annual meeting of stockholders, will be untimely unless it is received between [ ], 2023 and [ ], 2023 in accordance with our bylaws. Any changes to such dates will be disclosed in our periodic reports on Form 10-Q or Form 10-K, or current reports on Form 8-K, filed with the SEC. Any such request should be directed to the Company’s Secretary at 1700 Pacific Avenue, Suite 2900, Dallas, Texas, 75201 or (214) 969-5530. In order for stockholders to give timely notice of nominations for directors, other than those nominated by the Company, for inclusion on a universal proxy card in connection with the 2023 Annual Meeting, notice must be submitted no later than [ ], 2023 and include all of the information required by Rule 14a-19 under the Exchange Act.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board currently consists of ten (10) directors and is divided into three classes. The directors designated as “Class II” directors have terms expiring at the Annual Meeting. The directors designated as “Class I” directors have terms expiring at the 2024 annual meeting of stockholders, and the directors designated as “Class III” directors have terms expiring at the 2023 annual meeting of stockholders. At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director holding office until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier, death, resignation, disqualification or removal. Accordingly, each of the Class II directors has been nominated for election at the Annual Meeting. Each nominee has consented to being named as a nominee for election as a director and has agreed to serve if elected; however, if a nominee should withdraw his or her name from consideration for any reason or otherwise become unable to serve before the Annual Meeting, the Board reserves the right to substitute another person as nominee, and the persons named on your proxy card as proxies will vote for any substitute nominated by the Board.

Stockholders’ Agreement

The stockholders’ agreement (the “Stockholders’ Agreement”) was entered into on June 11, 2020, by and among the Trust (and later assigned to the Company), Horizon Kinetics LLC and Horizon Kinetics Asset Management LLC (together with Horizon Kinetics LLC and its affiliates, “Horizon”), SoftVest Advisors, LLC (“SoftVest Advisors”) and SoftVest, L.P. (together with SoftVest Advisors and its affiliates, “SoftVest,” and together with Horizon, the “Investor Group”), and Mission Advisors, LP (“Mission” and together with the Investor Group, collectively, the “stockholder parties”). Pursuant to the Stockholders’ Agreement, the Company agreed that (a) the Board shall be divided into three classes of directors, with directors in each class serving staggered, three-year terms and (b) (i) Dana F. McGinnis, the director designated by Mission (the “Mission Designee”), would be appointed to Class I of the Board, (ii) Eric L. Oliver, the director designated by SoftVest (the “SoftVest Designee”), would be appointed to Class II of the Board, and (iii) Murray Stahl, the director designated by Horizon (the “Horizon Designee” and together with the SoftVest Designee and the Mission Designee, the “Stockholder Designees”), would be appointed to Class III of the Board. Such appointments were made in connection with the Corporate Reorganization. Mr. McGinnis resigned from the Board in March 2022.

As a condition to appointment to the Board, the Horizon Designee has provided an executed conditional resignation letter pursuant to which he has irrevocably offered to resign from his position as a director of the Board and from any and all committees of the Board, effective upon the earliest to occur of (a) Horizon ceasing to beneficially own 10% of the issued and outstanding shares of Common Stock (the “Minimum Ownership Event”) and (b) the completion of the Annual Meeting. The SoftVest Designee, as a condition to appointment to the Board, has provided to the Board an executed conditional resignation letter pursuant to which he has irrevocably offered to resign from his position as a director of the Board and from any and all committees of the Board effective upon the earliest to occur of (a) the Minimum Ownership Event, (b) the Horizon Designee ceasing to serve on the Board and (c) the completion of the Annual Meeting. The Board has not determined if or when it will accept the resignations under either or both of the conditional resignation letters.

As a further condition to the appointment of the Stockholder Designees to the Board, the Trust, the trustees of the Trust, consisting of John R. Norris III and David E. Barry (the “Trustees”), and the stockholder parties executed a mutual general release agreement. Pursuant to the mutual general release agreement, each party thereto released each other party thereto from all claims and liabilities arising prior to the execution of the Stockholders’ Agreement and in connection with the investor litigation among the Investor Group and the Trust (which litigation was settled pursuant to a settlement agreement dated as of June 30, 2019 (the “Settlement Agreement”)). The Trust and the Trustees entered into the mutual general release agreement prior to the Corporate Reorganization. Pursuant to the Stockholders’ Agreement, in connection with the Corporate Reorganization, the Trust conveyed, and the Company assumed, all of the Trust’s rights and obligations under the Stockholders’ Agreement.

Pursuant to the Stockholders’ Agreement, the stockholder parties have agreed to vote all of the shares of Common Stock they beneficially own at each annual or special meeting of stockholders of the Company in accordance with the Board’s recommendations, subject to certain exceptions. The termination date of the Stockholders’ Agreement is immediately following the completion of the 2022 Annual Meeting, provided, however, that the respective obligations of the investor group shall survive until such time as neither Investor Group designee is serving on the Board.

Board of Directors

The following table sets forth information with respect to our directors and is followed by biographies of each such individual.

Name	Age	Title/Class
David E. Barry	77	Director, Class III; Co-Chair
Rhys J. Best	75	Director, Class II
General Donald G. Cook, USAF (Ret.)	76	Director, Class II
Barbara J. Duganier	64	Director, Class I
Donna E. Epps	58	Director, Class II
Karl F. Kurz	61	Director, Class I
John R. Norris III	69	Director, Class III; Co-Chair
Eric L. Oliver	63	Director, Class II
Murray Stahl	68	Director, Class III
Tyler Glover	37	Director, Class I; President and Chief Executive Officer

CLASS II DIRECTORS

Terms Expiring at the Annual Meeting

Rhys J. Best

Mr. Best has been a member of the Board since April 15, 2022. Mr. Best currently serves on the board of Arcosa Inc. (NYSE: ACA) (since 2018), where he serves as the non-executive Chairman of the Board. Mr. Best previously served on the board of Cabot Oil and Gas Corp. (from 2008 to 2021), his term ending after the company merged with Cimarex Energy in 2021 to form Coterra Energy (NYSE: CTRA). Mr. Best also previously served on the boards of Commercial Metals Company (NYSE: CMC) (from 2010 to 2022), Crosstex Energy, LP (NASDAQ: XTEX) (from 2004 to 2014), MRC Global, Inc. (NYSE: MRC) (from 2008 to 2022), Trinity Industries, Inc. (NYSE: TRN) (from 2005 to 2018), and Austin Industries, an employee-owned construction company (from 2007 to 2018). Mr. Best is the former Chairman and Chief Executive Officer of Lone Star Technologies, Inc., a role he retired from in 2007 after the successful merger with United States Steel Company (NYSE: X).

Mr. Best serves on the Nominating and Corporate Governance Committee of the Board.

Mr. Best’s qualifications to serve as a director include his extensive business experience, including in the oil and gas industry, and governance experience.

Donald G. Cook

Gen. Cook has been a member of the Board since January 11, 2021. Gen. Cook currently serves on the board of Cybernance, Inc. (since 2016). Gen. Cook previously served on the boards of Crane Co. (from 2005 to 2022), USAA Federal Savings Bank (from 2007 to 2018), U.S. Security Associates Inc., a Goldman Sachs portfolio company (from 2011 to 2018), and Beechcraft LLC, formerly known as Hawker Beechcraft Inc. (from 2007 to 2014). Gen. Cook served on the board of Burlington Northern Santa Fe Railroad for almost five years until it was sold to Berkshire Hathaway in 2010 in a transaction valued at $44 billion. He also consults for Lockheed Martin Corporation. In addition to his extensive corporate governance experience, Gen. Cook has been the Chairman of the San Antonio advisory board of the NACD Texas TriCities Chapter, a group recognized as the authority on leading boardroom practices. Gen. Cook had numerous additional command and high-level staff assignments during his 36-year career with the Air Force and retired as a four-star General. He commanded a flying training wing and two space wings, the 20th Air Force (the nation’s nuclear Intercontinental Ballistic Missile force) and was interim Commander of Air Combat Command during the September 11 attacks. Gen. Cook served as the Chief of the Senate Liaison Office and on the staff of the House Armed Services Committee in the U.S. House of Representatives. Prior to his retirement from the Air Force in August 2005, Gen. Cook’s culminating assignment was Commander, Air Education and Training Command at Randolph Air Force Base in Texas, where he was responsible for executing the $8 billion annual budget to recruit, train and educate Air Force personnel, safely implementing the 500,000-hour annual flying hour program and providing for the leadership, welfare, and oversight of 90,000 military and civilian personnel in the command. He was twice awarded the Distinguished Service Medal for exceptional leadership.

Gen. Cook serves on and is the chairperson of the Nominating and Corporate Governance Committee of the Board.

General Cook also serves on the Compensation Committee of the Board.

Gen. Cook’s qualifications to serve as a director include his extensive experience with corporate governance and executive compensation, as well as managerial experience resulting from his tenure of command in the U.S. Air Force.

Donna E. Epps

Ms. Epps has been a member of the Board since January 11, 2021. Ms. Epps currently serves on the board of Saia, Inc. (Nasdaq: SAIA) (since 2019), where she serves on the audit committee and the nominating and governance committee, and on the board of Texas Roadhouse, Inc. (Nasdaq: TXRH), where she serves on the audit committee, the nominating and governance committee and the compensation committee. Ms. Epps was with Deloitte LLP, a multinational professional services network, for over 30 years. Ms. Epps served as an attest Partner of Deloitte LLP from 1998 through 2003 and as a Risk and Financial Advisory Partner of Deloitte LLP from 2004 until her retirement in 2017. During her time at Deloitte LLP, Ms. Epps helped companies develop and implement proactive enterprise risk and compliance programs, focusing on value protection and creation, and provided attest services and financial advisory services in governance, risk and compliance matters to private and public companies across multiple industries. Ms. Epps is currently a licensed certified public accountant and a member of the North Texas Association of Corporate Directors Board. Ms. Epps is Chair of the Girl Scouts of Northeast Texas since April 2021 and Treasurer of Readers2Leaders in Dallas, Texas since 2019.

Ms. Epps serves on and is the chairperson of the Audit Committee of the Board. Ms. Epps also serves on the Nominating and Corporate Governance Committee of the Board.

Ms. Epps’s significant audit, governance, risk, and compliance experience as a provider of attest and consulting services to private and public companies across multiple industries makes her well-qualified to serve on the Board.

Eric L. Oliver

Mr. Oliver has been a member of the Board since January 11, 2021. Mr. Oliver currently serves as the President of SoftVest Advisors, a registered investment adviser that acts as an investment manager for private fund clients. Mr. Oliver additionally serves as the President of HeartsBluff Music Partners, LLC and Carrizo Springs Music Partners, LLC, both of which are registered investment advisers pursuant to an umbrella registration filed by SoftVest Advisors, LLC. Previously, Mr. Oliver was President of Midland Map Company, LLC, a Permian Basin oil and gas lease and ownership map producer from 1997 until its sale in January of 2019 to Drilling- Info, and was Principal of Geologic Research Centers LLC, a log library providing geological data to the oil and gas industry with a library in Abilene, Texas, sold in 2019. Additionally, Mr. Oliver served on the board of Texas Mutual Insurance Company from 2009 until he retired in July 2021. He has also served as a director on the board of AMEN Properties, Inc. (OTC: AMEN) since July 2001 and was appointed Chairman of the Board in September 2002. AMEN Properties directly or indirectly owns certain oil and gas royalty and working interest properties. Furthermore, Mr. Oliver serves on the board of Abilene Christian Investment Management Company, Abilene Christian University’s endowment management company, and is a former member of the Abilene Community Foundation’s investment committee. Mr. Oliver received a B.A. in Chemistry from Abilene Christian University in 1981. Mr. Oliver is the Softvest Designee pursuant to the Stockholders’ Agreement.

Mr. Oliver serves on the Audit Committee of the Board.

Mr. Oliver’s qualifications to serve as a director include his experience as an oil and gas investor, with over 22 years of experience buying and selling mineral and royalty properties, and over 35 years of experience managing investments with an emphasis in the energy market.

CLASS I DIRECTORS

Terms Continue Until 2024

Barbara J. Duganier

Ms. Duganier has been a member of the Board since January 11, 2021. Ms. Duganier currently serves on the board of MRC Global Inc. (NYSE: MRC) (since 2015), an industrial distributor of pipe, valves and other related products and services to the energy industry, where she chairs the audit committee and serves on the governance committee. Ms. Duganier also serves on the boards of two private companies: McDermott International, Ltd. (since 2020), a fully-integrated provider of engineering and construction solutions to the energy industry, where she chairs the audit committee and serves on the risk committee; and Pattern Energy Group LP (since 2020), a private renewable energy company focused on wind, solar, transmission and storage where she chairs the audit committee. Ms. Duganier previously served on the boards of the general partner of Buckeye Partners, L.P. (NYSE: BPL), a midstream oil and gas master limited partnership, where she chaired the audit committee and served on the compensation committee until the company’s sale in November 2019; of Noble Energy (Nasdaq: NBL), an exploration and production company, where she served as a member of the audit and nominating and governance committees until the company’s sale in October 2020; and West Monroe Partners, a management and technology consulting firm, where she was the lead independent director and nominating and governance committee chair until the sale of the company in November 2021. Ms. Duganier is also a former director and member of the enterprise and risk oversight and compensation committees of HCC Insurance Holdings, a property and casualty insurance underwriter, which was sold in 2015. From 2004 to 2013, Ms. Duganier was a Managing Director at Accenture, a multinational professional services company that provides services in strategy, consulting, digital technology, and operations. She held various leadership and management positions in Accenture’s outsourcing business, including Global Chief Strategy Officer and Global Growth and Offering Development Lead. A year prior to joining Accenture, she served as an independent consultant to Duke Energy North America. From 1979 to 2002, Ms. Duganier, who is a licensed certified public accountant, worked at Arthur Andersen LLP, where she served as an auditor and financial consultant, as well as in various leadership and management roles, including Global Chief Financial Officer of Andersen Worldwide. Ms. Duganier also serves on the board of John Carroll University and as Chairman of the Board of the National Association of Corporate Directors (NACD) Texas TriCities chapter.

Ms. Duganier serves on and is the chairperson of the Compensation Committee of the Board and serves on the Audit Committee of the Board.

Ms. Duganier’s extensive executive experience overseeing large organizations, her diverse board experience and her credentials as a certified public accountant make her well-qualified to serve on the Board.

Tyler Glover

Mr. Glover has been a member of the Board since January 11, 2021. Mr. Glover serves as the Company’s President and Chief Executive Officer. Mr. Glover served as Chief Executive Officer, Co-General Agent and Secretary of the Trust, in which capacity he acted since November 2016, and also currently serves as President and Chief Executive Officer of Texas Pacific Water Resources LLC, a wholly owned subsidiary of the Company (“TPWR”), in which capacity he has acted since its formation in June 2017. Mr. Glover previously served as Assistant General Agent of the Trust from December 2014 to November 2016 and has over 10 years of energy services and land management experience.

Mr. Glover’s qualifications to serve as a director include his extensive industry expertise and experience as an officer at the Company, including at the Trust.

Kurt F. Kurz

Mr. Kurz has been a member of the Board since April 15, 2022. Mr. Kurz is currently a non-executive Chairman of the board at American Water Works Co., Inc. (NYSE: AWK) and Devon Energy Corporation (NYSE: DVN) where he serves on the Compensation Committee, Governance, Environmental & Public Policy Committee and Reserves Committee. Mr. Kurz previously served on the board of Global Geophysical Services Inc. (NYSE: GGS), SemGroup Corporation (NYSE: SEMG), Western Gas Partners LP (NYSE:WES), WPX Energy Inc. (NYSE: WPX), Chaparral Energy Inc. (private) and Siluria Technologies Inc. (private). Mr. Kurz spent nine years at Anadarko Petroleum Corporation, where he held roles as Chief Operating Officer and Senior Vice President of Northern America Operations, Midstream and Marketing. Mr. Kurz also has extensive private equity experience that includes serving as a senior investment executive at Ares Capital and CCMP Capital Advisors, where he focused on investments in the oil and gas upstream and midstream sectors.

Mr. Kurz serves on the Compensation Committee of the Board.

Mr. Kurz’s qualifications to serve as a director include his extensive business experience, including in the oil and gas industry in Texas, and governance experience.

CLASS III DIRECTORS

TERMS CONTINUE UNTIL 2023

David E. Barry

Mr. Barry serves as a Co-Chair of the Board. Mr. Barry served as a Trustee of the Trust from 2017 to January 11, 2021 and has been a member of the Board since January 11, 2021. Mr. Barry has served as president of Tarka Resources, Inc., which is engaged in oil and gas exploration in Texas, Oklahoma and Louisiana, since 2012. He also served as President of Tarka, Inc. from 2012 through 2014, until such company was merged with Tarka Resources, Inc. in 2016. Mr. Barry practiced real estate, employee benefits and compensation law at the law firm of Kelley Drye & Warren LLP (“Kelley Drye”) from 1969, becoming a partner in 1978. Mr. Barry represented the Trust for more than 30 years as a partner at Kelley Drye. Mr. Barry retired from Kelley Drye in 2014. Beginning in 2007 and then full-time starting in 2012, Mr. Barry has worked as President of Sidra Real Estate, Inc., an entity with commercial real estate holdings throughout the United States.

Mr. Barry’s qualifications to serve as a director include his legal expertise and knowledge gained over a 51-year career at Kelley Drye, including representing the Trust for more than 30 years prior to his election as a Trustee, as well as his experience in commercial real estate, including commercial real estate in Texas.

John R. Norris III

Mr. Norris serves as a Co-Chair of the Board. Mr. Norris served as a Trustee of the Trust from 2000 to January 11, 2021 and has been a member of the Board since January 11, 2021. Mr. Norris is a member with the law firm Norris & Weber, PLLC ("Norris & Weber") in Dallas, Texas. Mr. Norris began working with a predecessor firm of Norris & Weber in 1979 and has stayed with the firm throughout the past 40 years. He has been continuously certified as a legal specialist in estate planning and probate law by the Texas Board of Legal Specialization since 1989. In 1995, he was elected as a Fellow of the American College of Trusts and Estate Counsel, a professional association of lawyers throughout the United States who have been recognized as outstanding practitioners in the laws of wills, trusts, estate planning and administration and related tax planning. Mr. Norris is a member of the State Bar of Texas and the Dallas Bar Association, where he served as Chairman of the Probate, Trust & Estate section in 1995. Mr. Norris was a member of the District 6A Grievance Committee of the State Bar of Texas between 1995 and 2001, serving as its Chairperson between 1998 and 2000.

Mr. Norris' qualifications to serve as a director include his extensive background as a practicing attorney in Dallas, Texas. In addition to his 20 years of experience as a Trustee, Mr. Norris advised and represented the Trust on legal matters for more than 17 years prior to his election as a Trustee.

Murray Stahl

Mr. Stahl has been a member of the Board since January 11, 2021. Mr. Stahl is the Chief Executive Officer, Chairman of the Board and co-founder of Horizon Kinetics LLC and serves as Chief Investment Officer of Horizon Kinetics Asset Management LLC, a wholly owned subsidiary of Horizon Kinetics LLC. He has over 30 years of investing experience and is responsible for overseeing Horizon Kinetics’ proprietary research and chairs the firm’s investment committee, which is responsible for portfolio management decisions across the entire firm. He is also the Co-Portfolio Manager for a number of registered investment companies, private funds, and institutional separate accounts. Mr. Stahl is the Chairman and Chief Executive Officer of FRMO Corp. (OTC: FRMO) and has been a director since 2001. He is also a member of the board of RENN Fund, Inc. (NYSE: RCG) (since 2017), the Bermuda Stock Exchange, MSRH, LLC, and the Minneapolis Grain Exchange. He was a member of the board of Winland Electronics, Inc. (from 2015 to 2020) and IL&FS Securities Services Limited (from 2008 to 2020). Prior to co-founding Horizon Kinetics, Mr. Stahl spent 16 years at Bankers Trust Company (from 1978 to 1994) as a senior portfolio manager and research analyst. As a senior fund manager, he was responsible for investing the Utility Mutual Fund, along with three of the bank’s Common Trust Funds: The Special Opportunity Fund, The Utility Fund and The Tangible Assets Fund. He was also a member of the Equity Strategy Group and the Investment Strategy Group, which established asset allocation guidelines for the Private Bank. Mr. Stahl is the Horizon Designee pursuant to the Stockholders’ Agreement.

Mr. Stahl serves on the Nominating and Corporate Governance Committee of the Board.

Mr. Stahl’s qualifications to serve as a director include his over 30 years of investment experience, including in the energy and minerals space.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF RHYS J. BEST, DONALD G. COOK, DONNA E. EPPS AND ERIC L. OLIVER AS CLASS II DIRECTORS.

PROPOSAL TWO

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

SEC rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, enable our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

We believe that our executive compensation programs must be closely linked to our stockholders’ interests, and we welcome our stockholders’ input in this area. Our compensation programs are designed to attract, motivate, and retain the individuals we need to drive business success. Beginning in December 2021, we have been able to incorporate equity compensation into our compensation packages, which previously had consisted solely of cash, paid in the form of base salary and bonus. Please read the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and accompanying narrative for a detailed description of the fiscal year 2021 compensation of our named executive officers. We believe that the 2021 compensation of each of our named executive officers was reasonable and appropriate and was aligned with the Company’s 2021 results.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers. This vote is advisory only and is not binding on the Company or the Board. Although the vote is non-binding, our Board values the opinions of our stockholders and the Board, and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the matter.

Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Accordingly, we ask our stockholders to vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL THREE

APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION PROVIDING FOR THE DECLASSIFICATION OF THE BOARD

The Company’s Certificate of Incorporation divides the Board members into three classes. One class is elected at each annual meeting of stockholders, to hold office for a term beginning on the date of the election and expiring at the third annual meeting of stockholders thereafter.

Upon the recommendation of our Nominating and Corporate Governance Committee, the Board has determined that it is advisable and in the best interests of the stockholders to declassify the Board to allow for a vote on the election of the entire Board each year, rather than on a staggered basis. The draft Second Amended and Restated Certificate of Incorporation, which has been approved, adopted and determined advisable and in the best interests of the Company by the Board, subject to stockholder approval, is set forth in Appendix A to this Proxy Statement (the “Declassification Amendment”), and the description of the Declassification Amendment set forth below is qualified in its entirety by reference to the text of the Declassification Amendment. We believe this amendment reflects our commitment to good corporate governance and better aligns our governance processes with what is considered to be governance best practices by the investor community.

If the Declassification Amendment becomes effective, commencing at the 2023 annual meeting of stockholders, all directors standing for election will become subject to election on an annual basis for a one-year term. The division of directors into classes shall terminate at the 2025 annual meeting of stockholders, with the expiration of the term of the directors elected at the Annual Meeting. Vacancies which may occur during the year may be filled by the Board and each director so appointed shall serve for a term expiring at the next election of the class for which such director shall have been chosen or, following the termination of the division of directors into classes, for a term expiring at the next annual meeting of stockholders. If the stockholders do not approve this proposal, then the Board will remain classified, with each class of directors serving a term of three years. Notwithstanding the foregoing, in all cases, each director will hold office until his or her successor is duly elected, or until his or her earlier resignation or removal.

The following table illustrates the timing of the transition from three-year terms to one-year terms if this proposal is approved by stockholders and the Declassification Amendment becomes effective:

	2021	2022	2023	2024	2025	2026
Current Classified Board Structure	Class I (3-Year Term)			Class I (3-Year Term)
		Class II (3-Year Term)			Class II (3-Year Term)
			Class III (3-Year Term)			Class III (3-Year Term)

2025 Phased Declassification beginning with 2023 Annual Meeting	Class I (3-Year Term)			Class I (1-Year Term)	All on 1-Year Term	All on 1-Year Term
Class II (3-Year Term)
			Class III (1-Year Term)	Class III (1-Year Term)

Currently, our Certificate of Incorporation allows for removal of directors by our stockholders only for cause. Under Delaware corporate law, directors of companies that have a classified board structure may be removed only for cause unless the Certificate of Incorporation provides otherwise, while directors of companies that do not have a classified board may be removed with or without cause. Accordingly, the Declassification Amendment also provides that any director elected for a three-year term, and any director who will stand for re-election at the 2023 annual meeting of stockholders, shall be removable only for cause during such term, and that any director elected for a one-year term shall be removable either with or without cause.

The Board recognizes that a classified structure may offer several advantages, such as promoting board continuity and stability, encouraging directors to take a long-term perspective, and providing protection against certain abusive takeover tactics. The Board also recognizes that a classified structure may reduce directors’ accountability to stockholders because such a structure does not enable stockholders to express a view on each director’s performance by means of an annual vote. Moreover, many institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies.

At the time of our Corporate Reorganization, the Trustees of the Trust believed that a classified board would best protect and provide stability to the Company during the transition from a trust to a Delaware corporation, which transition was effected January 11, 2021. In determining whether to support the declassification of the Board, the Board considered the arguments in favor of and against continuation of the classified board structure and determined that it was advisable and would be in the best interests of the Company and the stockholders to declassify the Board.

If our stockholders approve the Declassification Amendment, the Declassification Amendment will become effective upon filing a Certificate of Amendment with the Delaware Secretary of State. The Board intends to cause such filing promptly following stockholder approval.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION PROVIDING FOR THE DECLASSIFICATION OF THE BOARD.

PROPOSAL FOUR

APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK

The Board recommends that stockholders consider and vote in favor of the adoption of an amendment (the “Authorized Shares Amendment”) to Article IV of the Amended and Restated Certificate of Incorporation of the Company (the “Certificate”) that would increase the authorized number of shares of common stock of the Company, par value $0.01 per share, (the “Common Stock”) from 7,756,156 shares (as presently authorized) to [_________] shares. The Board has adopted the Authorized Shares Amendment, subject to stockholder approval, and declared it to be advisable and in the best interests of the Company.

Section 4.1(A) of Article IV of the Certificate, marked to show the Authorized Shares Amendment, is as follows:

(A)	The total number of shares of stock that the Corporation shall have authority to issue is ~~8,756,156~~ [________] shares of stock, classified as:
(1)	1,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”); and
(2)	~~7,756,156~~ [________] shares of common stock, par value $0.01 per share (“Common Stock”).

Purposes of Increasing the Number of Shares of Authorized Common Stock; Potential Stock Split

In connection with the Corporate Reorganization, the number of authorized shares of Common Stock was fixed in the Certificate to be equal to the number of shares of the Trust (the “sub-share certificates”) that were outstanding as of immediately prior to the Corporate Reorganization. This was done in part to allow the newly-created Board to determine, in the future, whether to approve the authorization of additional shares of Common Stock through an amendment to the Certificate and to propose the same for approval by stockholders of the Company.

The Certificate currently authorizes the issuance of a total of 8,756,156 shares of stock. Of such shares, 7,756,156 are classified as Common Stock and 1,000,000 are classified as preferred stock. Pursuant to the Corporate Reorganization, on January 11, 2021, the Company issued and distributed 7,756,156 shares of Common Stock to all of the holders of the sub-share certificates as of immediately prior to the Corporate Reorganization.

As of September [__], 2022, there were [__________] shares of Common Stock issued and outstanding and no shares of preferred stock issued or outstanding. In addition to this number of shares of Common Stock outstanding, as of September [__], 2022, the Company had [_____] shares of Common Stock held in treasury, of which (i) [___________] shares of Common Stock were reserved for issuance for awards granted pursuant to the 2021 Incentive Plan, and (ii) [_________] shares of Common Stock were reserved for issuance for awards granted pursuant to the 2021 Non-Employee Director Stock and Deferred Compensation Plan (the “2021 Directors Plan” and together with the 2021 Incentive Plan, the “Incentive Plans”).

Unlike almost every company in the S&P 500 or 400, the Company does not have any authorized but unissued shares of Common Stock available for future issuances. The only shares of Common Stock that are available to the Company for future issuances are its limited treasury shares. The Company may use available treasury shares as it deems fit for new issuances of Common Stock, such as under the Incentive Plans, or as consideration for acquisitions (as further described below). The primary method by which the Company can acquire more treasury shares is by reacquiring outstanding shares of Common Stock through stock repurchases.

If stockholders approve the Authorized Shares Amendment, it would permit the Board to effect a potential 3-for-1 split of the Company’s Common Stock in the form of a stock dividend of 2 shares per outstanding share totaling [___________] (the “Stock Split”). Currently, the number of shares of Common Stock authorized, but not outstanding and not reserved for issuance for any specific purpose, is insufficient to effectuate the Stock Split. The increase in authorized shares will provide the Company with the ability to effect the Stock Split to lower the price per share of Common Stock to attract a broader investor base and increase stock liquidity. The Board has approved the Stock Split, subject to the Authorized Shares Amendment and there not being any material changes in the Company’s financial condition or results of operation or the market price for the Common Stock that would cause the Board to change its view on the desirability of effecting the Stock Split.

The Company could additionally use its ability to issue additional Common Stock for other purposes in the future, including: the sale of securities to raise capital; payment of consideration for acquisitions; payment of stock dividends; grants made to employees under new or expanded existing compensation plans or arrangements; and other corporate purposes. An increase in the number of authorized shares of Common Stock would also provide the Company with flexibility with respect to future transactions, including acquisitions of additional assets where the Company would have the option to use its Common Stock (or securities convertible into or exercisable or exchangeable for Common Stock) as consideration (rather than cash), financing future growth, financing transactions and other general corporate purposes. Any of such transactions, facilitated by the issuance of additional shares of Common Stock, could have the potential to benefit the Company and stockholders by, among other things, growing the Company’s business or assets, increasing stockholder value, or increasing the marketability and liquidity of the Common Stock.

Other than with respect to the Stock Split and under the Incentive Plans, the Company does not have any present intention to issue Common Stock in the immediate future. The submission of this Proposal Four is not part of any other existing plan of the Board to engage in any transaction that would require the proposed increase. However, the Company desires to have the flexibility to use Common Stock as consideration for the acquisition of additional assets. Authorized but unissued shares of Common Stock may be used by the Company from time to time as appropriate and opportune situations arise. The ability to issue additional shares would enable the Company to act quickly as opportunities arise and to avoid the time-consuming and costly need to hold a special meeting of stockholders in every case to seek stockholder approval for the issuance of additional shares of Common Stock. The Board believes that, in the future, occasions may arise where the time required to obtain stockholder approval might adversely delay or prohibit the Company’s ability to enter into a desirable transaction or deny it the flexibility to facilitate the effective use of its securities. Therefore, failure to approve this Proposal Four, in addition to prohibiting the Stock Split, could, in effect, prevent the Company from pursing strategic acquisitions.

Effects of the Authorized Shares Amendment

For the reasons discussed above, the Board believes that it is in the best interests of the Company to increase the number of authorized shares of Common Stock.

If this Proposal Four is approved by stockholders, the Company’s current Certificate will be amended to increase the number of shares of authorized stock of the Company to [_________] shares of stock, of which [________] shares would be classified as Common Stock. The additional, newly-authorized shares of Common Stock would be part of the existing class of Common Stock and, if and when issued, would have rights identical to the currently issued and outstanding Common Stock. The Authorized Shares Amendment would not affect the number of shares of preferred stock authorized.

The Authorized Shares Amendment would not change any of the rights, restrictions, terms or provisions relating to the Common Stock or any preferred stock that may be issued in the future. Under the Delaware General Corporation Law (the “DGCL”), stockholders of the Company will not be entitled to appraisal rights with respect to the Authorized Shares Amendment and will not have any preemptive rights with respect to the additional shares being authorized. No further approval by stockholders would be necessary prior to the issuance of any additional shares of Common Stock, except as may be required by law or applicable NYSE rules. In certain circumstances, generally relating to the number of shares to be issued and the identity of the recipient, the rules of the NYSE require stockholder authorization in connection with the issuance of such additional shares. Subject to Delaware law and the rules of the NYSE, the Board has the sole discretion to issue additional shares of Common Stock for such consideration as may be determined by the Board.

The issuance of any additional shares of Common Stock may have the effect of diluting the percentage of stock ownership of present stockholders of the Company. Furthermore, although the Board has not recommended the Authorized Shares Amendment in order to discourage tender offers or takeover attempts of the Company, the availability of more authorized shares of Common Stock for issuance may have the effect of discouraging a merger, tender offer, proxy contest or other attempt to obtain control of the Company.

If the Authorized Shares Amendment is adopted, it will become effective upon filing a Certificate of Amendment with the Delaware Secretary of State. The Board intends to cause such filing promptly following stockholder approval, but the Board nevertheless would retain the discretion under Delaware law, until such time, to not implement the Authorized Shares Amendment. In such case, the number of authorized shares would accordingly remain at its current level.

Effect of the Stock Split

If stockholders adopt the Authorized Shares Amendment and the Company subsequently undertakes and consummates the Stock Split, the amount of the Company’s Common Stock account as reflected in the Company’s consolidated financial statements will be increased to reflect the additional shares issues at a par value of $0.01 per share and the amount of the additional paid-in capital account will be reduced by the same amount, with no overall net effect on total stockholders’ equity. Further, pursuant to the anti-dilution adjustment provisions of the Incentive Plans, proportionate adjustments would be made to the number of shares of Common Stock that remain available for issuance pursuant to such plans, as well as the outstanding awards under such plans.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK.

PROPOSAL FIVE

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, subject to ratification by our stockholders at the Annual Meeting. Deloitte & Touche LLP has been our independent registered public accounting firm since April 2021. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Neither the Company nor anyone on its behalf has consulted with Deloitte & Touche LLP with respect to (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided that Deloitte & Touche LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue or (2) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

More information about our independent registered public accounting firm is available under the heading “Independent Registered Public Accounting Firm” on page [__] below.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

PROPOSAL SIX

STOCKHOLDER PROPOSAL REGARDING A STOCKHOLDERS’ RIGHT TO CALL FOR A SPECIAL STOCKHOLDER MEETING

The following proposal was submitted by Lawrence J. Goldstein, a stockholder of the Company. Mr. Goldstein has informed the Company that he is the beneficial owner of shares of the Company with a value in excess of $25,000, and has held these shares continuously for at least one year.

“Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.”

SUPPORTING STATEMENT SUBMITTED BY MR. GOLDSTEIN

Many companies provide for both a shareholder right to call a special shareholder meeting and a shareholder right to act by written consent. We have neither right.

A special shareholder meeting can be a means to elect a new director who is more qualified than a current director. For instance a majority of shares voted against Dana McGinnis at our 2021 annual meeting.

Statement in Opposition to Proposal Six

The Board recommends a vote AGAINST this stockholder proposal, for the reasons set forth below.

A special meeting right at a 10% ownership threshold, as presented by this stockholder proposal, may shift power to a small group of stockholders, enable abuse and corporate waste.

The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Board may call special meetings. The Board believes this approach gives the Company flexibility to call special stockholder meetings when members of the Board, acting as a fiduciaries, determine that a special meeting would be in the best interests of the Company’s stockholders.

Permitting stockholders holding only 10% of the Company’s outstanding stock to call special meetings, as requested by the proponent, would present a risk to the Company that a small group of self-interested stockholders could be given disproportionate amount of influence over the Company’s affairs. This would allow such stockholders to apply undue pressure or advance narrow purposes rather than those of the Company and our stockholder base as a whole.

Further, special meetings of stockholders can be potentially disruptive to business operations and can cause the Company to incur substantial expenses. Our Board members, management and employees must devote a significant amount of time and attention to preparing for a special meeting, which detracts from their primary focus of operating our business in the best interests of stockholders. In addition, with each special meeting, we must incur significant expenses in order to prepare the required disclosures, print and distribute materials, solicit proxies and tabulate votes. Accordingly, the Board believes that special meetings of the stockholders should be extraordinary events that are supported by the Board. Further, the proposed 10% threshold for a special meeting right is lower than the majority of S&P 500 or S&P 400 companies that offer stockholders the right to call special meetings and would be extremely uncommon for companies with a stockholder bases comparable to the Company. The Board believes that leaving the ability to call special meetings with the Board appropriately safeguards stockholder interests and prevents corporate waste.

In making its recommendation, the Board reviewed data on public companies that allow stockholders to call special meetings and, in particular, those companies with a stockholder base comparable to the Company. As shown on the table below, of S&P 400 companies, 56% allow stockholders to call special meetings without Board approval and the majority of those that had a 15% or greater stockholder had special meeting thresholds of 50% or greater.

Source: DealPoint, September 13, 2022; and S&P Capital IQ, September 13, 2022

The proposal is unnecessary given the Company’s robust corporate governance practices and established engagement with and responsiveness to stockholders.

The Company already has numerous policies and mechanisms in place that enhance independent leadership, protect stockholders’ interests and allow for stockholders to inform the Board of concerns other than through a special meeting, including:

•	The Co-Chairs of the Board are independent;

•	Nine of the ten Board members are independent;

•	All Board committees consist entirely of independent directors;

•	Board members are limited to a term of 12 years;

•	If Proposal Three is approved by stockholders, all Board members will be elected annually beginning in 2025;

•	The Company has a majority voting standard for uncontested director elections and a director resignation policy;

•	The Board is committed to meaningful engagement with stockholders and welcomes input and suggestions;

•	The Company has adopted stock ownership guidelines for executive officers and directors; and

•	The Board has adopted limits on the number of outside public company boards permitted for directors.

All of the above corporate governance practices afford stockholders the ability to hold directors accountable.

Accordingly, for the foregoing reasons, the Board of Directors recommends a vote AGAINST this stockholder proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” APPROVAL OF THE NON-BINDING STOCKHOLDER PROPOSAL FOR STOCKHOLDERS’ RIGHT TO CALL FOR A SPECIAL STOCKHOLDER MEETING.

PROPOSAL SEVEN

STOCKHOLDER PROPOSAL REGARDING HIRING AN INVESTMENT BANKER IN CONNECTION WITH THE EVALUATION OF A POTENTIAL SPINOFF

The following proposal was submitted by Kenneth Steiner, a stockholder of the Company. Mr. Steiner has informed the Company that he has held at least 10 shares of the Company continuously for at least two years.

“RESOLVED: The stockholders request that an investment banking firm be engaged to assess the profitability of the Company's Water Services and Operations business and to evaluate alternatives to maximize its value including spinning it off to stockholders including a spinoff.”

SUPPORTING STATEMENT SUBMITTED BY MR. STEINER

Historically, the Company’s business model relied on royalties and fixed fees for the use of its land by oil and gas producers. That model required minimal capital and operating expenses. As a result, the Company's profit margin was consistently greater than 90%.

Recently, expenses have significantly increased as a result of the Company's efforts to grow the Water Services and Operations subsidiary. However, the Company does not break down its expenses by business segment so it is difficult to know whether owning and operating the Water Services and Operations unit is a wise use of its capital.

Investors often discount a company’s stock price for this sort of lack of transparency. Spinning off the Water Services and Operations unit as a separate company would remove this uncertainty and likely lead to a higher stock price for the package of stock in two reporting companies. In any event, an investment banking firm should be engaged to assess the profitability of the Company’s Water Services and Operations division and to evaluate alternatives to maximize its value including spinning it off to stockholders.

Statement in Opposition to Proposal Seven

The Board of Directors recommends a vote AGAINST this stockholder proposal, for the reasons set forth below.

The Board and management regularly evaluate the Company’s business portfolio composition and allocation of capital to grow stockholder value. These evaluations include consideration of, among other things, potential acquisitions, divestitures, capital expenditures and the return of capital to stockholders through stock repurchases and dividends.

Currently, the Board believes that the Company’s Water Services and Operations segment, operated through its wholly-owned subsidiary Texas Pacific Water Resources, LLC (“TPWR”), is most valuable when leveraging the Company’s extensive mineral royalties. The transport of water relies on physical access and rights-of-way to land in relevant locations, and this complementary combination of water and land access is a unique feature to the Company (generally, most publicly-traded mineral and royalty companies only own the mineral and/or royalty estate assets and not the land/surface estate). If TPWR were to be separated from TPL, much of its competitive advantages for the Company would be eliminated. Because water and pore space for salt water disposal is part of the surface estate, the Company would have to divest its core surface acreage that is essential for TPWR’s success. As most of the Company’s surface acreage is checkerboarded, simply providing surface access, water rights and disposal rights for a spin-off is insufficient without the ability to obtain cross right from neighboring landowners. Thus, much of the Company’s current competitive advantage of having water, pore space, access and mineral royalties would be eliminated.

Furthermore, separate management and/or ownership of TPWR could also have business and economic incentives that conflict with the Company’s remaining business (i.e., primarily oil and gas royalties). The Company created TPWR to not only generate meaningful additional free cash flow for stockholders, but also to enhance development of its mineral royalty acreage. Having access to large amounts of water for drilling and fracturing and having disposal or reuse options for the tremendous amount of produced salt water that most oil and gas wells generate is essential for large scale mineral production. Being able to provide these at scale, TPWR promotes increased development of the Company’s mineral royalty acreage. Over its existence, TPWR has cumulatively sourced and provided over 500 million barrels of water for customers (primarily oil and gas operators), which in turn was utilized to develop more than 1,000 new oil and gas wells. Many of these wells were located on the Company’s mineral royalty acreage, thus providing substantial benefit for stockholders in the form of both water-related revenues and oil and gas mineral royalty production and revenues. A separate TPWR may create misalignment of these interests and eliminate the current incentive behind providing both surface access and water to materially benefit the development of the Company’s mineral royalty acreage.

The Company also regularly provides financial and operating data to investors on the performance of TPWR through its Water Services and Operations (“Water”) business line reporting. For example, in the Company’s annual and quarterly reports filed with the SEC, the Company provides figures specific to its Water business such as revenue; Water-related operating expense; net income; gross property, plant and equipment; capital expenditures; and depreciation, depletion and amortization. In addition, the Company periodically provides additional disclosures in investor presentations on its website and filed with the SEC. For example, the Company’s investor presentations provides non-GAAP financial measures such as earnings before interest and depreciation (EBITDA) and free cash flow for the Water business. These non-GAAP financial measures are intended to provide investors with greater insight and transparency into the Company’s individual business segments. The Company also regularly discusses the Water business in its ongoing communications with investors. For example, in the prepared remarks during the Company’s quarterly earnings call for third quarter 2021, management provided extensive remarks on both the strategic rationale and value and the historical financial performance of the Water business.

As reported, the Water business has been very successful. For the first six months of 2022 alone, the Water business has generated approximately $76.8 million in revenues and $39.5 million in net income. Since 2017, when we started the business, the Water business has generated over $500 million in revenues and $250 million of net income. This robust free cash flow requires relatively modest amount of maintenance capital, less than $10 million annually.

The Company believes that its Board and management should be able to freely exercise its expertise and judgement in how it develops business strategy and operations, including potential decisions to separate, spin-off, and/or dedicate future capital to specific business endeavors. The Company will continue to provide financial and operating disclosures and commentary to help investors assess business performance. The Board will also continue to work closely with management to evaluate the Company’s strategy, structure and potential strategic alternatives to create value for stockholders for the future, including, if deemed appropriate, the consideration of a spin-off of the Company’s Water Services and Operations business.

Accordingly, the Board recommends a vote AGAINST this stockholder proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” APPROVAL OF THE NON-BINDING STOCKHOLDER PROPOSAL TO HIRE AN INVESTMENT BANKER IN CONNECTION WITH THE EVALUATION OF A POTENTIAL SPINOFF.

PROPOSAL EIGHT

STOCKHOLDER PROPOSAL REGARDING THE RELEASE OF ALL REMAINING OBLIGATIONS OF THE STOCKHOLDERS’ AGREEMENT

The following proposal was submitted by Gabriel Gliksberg, a stockholder of the Company. Mr. Gliksberg has informed the Company that he has continuously held at least $2,000 in market value of the Company’s shares entitled to vote on this proposal for at least three years.

“Resolved: The stockholders of Texas Pacific Land Corporation (“TPL”) recommend that, as soon as practicable, TPL’s Board of Directors (the “Board”) take all necessary steps consistent with applicable law and Section 17(e) of the Stockholders’ Agreement (the “Agreement”), dated June 11, 2020, by and among Texas Pacific Land Trust, Horizon Kinetics LLC, Horizon Kinetics Asset Management LLC, SoftVest Advisors, LLC, SoftVest, L.P. and Mission Advisors, LP (collectively, the “Restricted Stockholders”), to effectuate the full, reciprocal release of all parties’ obligations under Sections 2, 3, 4, 6 and (to the extent necessary to effectuate the preceding release) 9 of the Agreement.”

SUPPORTING STATEMENT SUBMITTED BY MR. GLIKSBERG

The proposal seeks the elimination of contractual restrictions inconsistent with sound corporate governance. The Agreement resulted from a settlement in 2019 of proxy litigation between TPL’s predecessor entity (before the conversion to a publicly-traded corporation) and several of the Restricted Stockholders, some of whom (e.g., the Horizon entities) have been among TPL’s largest shareholders. Under the Agreement, the Horizon entities, the SoftVest entities and Mission Advisors each obtained the right to appoint a designee to TPL’s Board (for three designees in total). However, the Agreement imposes severe restrictions on the Restricted Stockholders’ rights as stockholders of TPL, including (among others) their rights (a) to freely vote their shares rather than having to vote lockstep in favor of Board recommendations (Section 2), (b) to nominate candidates for election to the Board, transact in TPL’s voting securities above a defined beneficial ownership threshold, inspect TPL’s books and records, and propose certain changes to TPL’s business or management (Section 3), (c) to make any statement about TPL and related persons that “undermines, disparages or otherwise reflects detrimentally” on such persons (Section 4), and (d) to initiate legal proceedings against TPL (Section 6).

The effect of these restrictions is to prevent the Restricted Stockholders from freely voting their shares to change the Board’s composition, from pushing for management and governance reforms in the best interests of TPL and its stockholders and from seeking shareholder value-enhancing changes in the way TPL is run. In other words, these are Board-entrenching restrictions that reflect poor corporate governance and do not serve the interests of TPL or its stockholders as a whole. The Board should not have the power to control any stockholder’s decisions, especially large stockholders whose votes have impact.

By its terms, the bulk of the Agreement’s provisions will terminate automatically following completion of TPL’s 2022 annual meeting. However, Sections 2, 3, 4 and 6 survive past that date (tied, in the case of the Restricted Stockholders’ obligations, to the continued service of their respective Board designees). Whether or not these provisions were reasonable as part of the settlement of the proxy litigation, the restrictions they impose on the Restricted Stockholders constitute poor corporate governance, can no longer be justified and should be eliminated immediately. This is consistent with stockholders’ votes at the last annual meeting for Board declassification to reduce entrenchment and against Mission Advisors’ designee’s continued presence on the Board.

Statement in Opposition to Proposal Eight

The Board of Directors recommends a vote AGAINST this stockholder proposal, for the reasons set forth below.

The proposal relates to the Stockholders’ Agreement dated as of June 11, 2020, by and among Texas Pacific Land Trust (the “Trust”), Horizon, SoftVest, and Mission.

The terms of the Stockholders’ Agreement reflect a carefully negotiated agreement in connection with the settlement of a complex litigation matter. The Stockholders’ Agreement required the Company to take all necessary actions to appoint a Horizon designee, SoftVest designee and Mission Designee to the Board following the reorganization of the Trust. The Company fulfilled those obligations and currently the Horizon designee is Murray Stahl, and the SoftVest designee is Eric L. Oliver.

By its terms, the Stockholders’ Agreement provides that it will automatically terminate following the completion of the Annual Meeting, except that the obligations of Horizon and SoftVest will survive until no designee from those stockholders is serving on the Board. These include the obligations set forth in sections 2 (“Voting Commitments and Restrictions”), 3 (“Standstill”), 4 (“Mutual Non-Disparagement”), 6 (“No Litigation”) and 9 (“Affiliates and Associates”) of the Stockholders’ Agreement. After the Annual Meeting, the Horizon designee and SoftVest designee can terminate their respective surviving provisions of the Stockholders’ Agreement by resigning from the Board or the Board may terminate such surviving provisions by accepting the conditional resignation letters submitted pursuant to the Stockholders’ Agreement.

Stockholder agreements are often put in place when large stockholders are appointed to public company boards and provide benefits for both the company and stockholder. A large stockholder who serves on a board of directors is given greater access to information and the ability to participate in the oversight and strategic direction of a company, but often must comply with certain restrictions or requirements that are intended to ensure that the large stockholder’s actions comport with the fiduciary duties of a director rather than promote the director’s personal interests.

The provisions of the Stockholders’ Agreement were intentionally negotiated to provide the Company’s stockholders with continued protection as long as designees from the Investor Group remained on the Board. The Board continues to believe these protections are reasonable and appropriate.

For example, the voting and commitments provision (Section 2) requires that the Investor Group votes their shares in accordance with the Board’s recommendations while also allowing the Investor Group discretion with respect to extraordinary transactions and certain governance, environmental or social matters. The provision ensures that matters determined to be in the best interest of all stockholders by the Board are not unduly hindered by the Investor Group without limiting how the Investor Group may vote their shares on the most material matters.

Furthermore, proxy contests, increasing ownership over certain thresholds required for director independence and other similar items are potentially disruptive to business operations, can cause management and the board to be distracted from strategic priorities and can cause the business to incur substantial related expenses. Having The Standstill Provision (Section 3) in place encourages the Investor Group to negotiate directly with the Board on matters of concern. The Board believes working jointly to achieve strategic success and avoiding disputes and disruptions are in the best interest of all stockholders.

The remaining provisions in question also serve to reduce potential disruptions to business operations and distractions to the Board and management that may be caused by the Investor Group while the Investor Group continues to have designees on the Board.

For all of these reasons, the Board continues to believe that, having fulfilled its obligation to appoint designees of the Investor Group to the Board, the provisions of the Stockholders’ Agreement designed to survive the Annual Meeting should remain in place as long as Investor Group designees continue to serve on the Board.

Accordingly, the Board recommends a vote AGAINST this stockholder proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” APPROVAL OF THE NON-BINDING STOCKHOLDER PROPOSAL TO RELEASE ALL REMAINING OBLIGATIONS OF THE STOCKHOLDERS’ AGREEMENT.

PROPOSAL NINE

STOCKHOLDER PROPOSAL REGARDING STOCKHOLDERS’ RIGHT TO ACT BY WRITTEN CONSENT

The following proposal was submitted by Brandon Bell, a stockholder of the Company. Mr. Bell has informed the Company that he has continuously held at least $2,000 in market value of the Company’s shares entitled to vote on this proposal for at least three years.

“Shareholders request that our board of directors take the necessary steps to permit written consent by the shareholders entitled to cast the minimum number of votes that would be necessary to authorize an action at a meeting at which all shareholders entitled to vote thereon were present and voting. This includes that one shareholder shall be able to perform the ministerial function of asking for a record date.”

SUPPORTING STATEMENT SUBMITTED BY MR. BELL

This proposal topic won impressive 85%-support at the 2021 Conagra annual meeting without any special effort by the shareholder proponent.

A reasonable shareholder right to act by written consent can make shareholder engagement more meaningful. If management tens [sic] to be insincere in its shareholder engagement, a right for shareholders to act by written consent in our bylaws can make management think twice about insincerity.

A shareholder right to act by written consent in our bylaws will help ensure that management engages with shareholders in good faith because shareholders will have a viable Plan B by calling by acting by written consent Our bylaws give no assurance that shareholder engagement will continue.

Statement in Opposition to Proposal Nine

The Board recommends a vote AGAINST this stockholder proposal, for the reasons set forth below.

Stockholder meetings offer important protections and advantages that are absent from the written consent process

The Board strongly believes that the Company’s stockholders are best served when important matters requiring a stockholder vote are the subject of stockholder meetings, which provide stockholders with important protections and procedural safeguards. All stockholders of the Company have the opportunity to participate in stockholder meetings. We also believe that stockholders should have adequate time to consider the matters proposed, an opportunity for fair discussion, and the ability exchange views with the Board before stockholder action is taken. In contrast, stockholder action by written consent does not provide for an open meeting, may not give advance notice and does not give the opportunity for discussion or debate, enabling a limited group of stockholders to act without the same required transparency to all stockholders.

Some of the protections and advantages of stockholder meetings, which are absent from the written consent process, are as follows:

•	The meeting and the stockholder vote take place in a transparent manner on a specified date that is publicly announced well in advance, giving all stockholders a chance to review, discuss, and vote on pending actions;

•	The meeting provides stockholders with a forum for open discussion and consideration of the proposed stockholder action;

•	Accurate and complete information about the proposed action is widely distributed in the proxy statement before the meeting;

•	All communications with respect to the proposed stockholder action are governed by SEC rules that require fair disclosure to all stockholders through amendments to a proxy statement and/or public releases of all solicitation material; and

•	The Board is able to analyze and provide a recommendation to stockholders with respect to actions proposed to be taken at a stockholder meeting.

A written consent process does not promote transparent decision-making and could disenfranchise stockholders.

Matters that are so important as to require stockholder approval should be communicated in advance so they can be properly considered and voted upon by all stockholders. In contrast, this proposal would allow holders of the requisite percentage of shares to approve critical actions on their own, without notice to all of the other stockholders or to the Company, circumventing the important deliberative process of a stockholder meeting. This proposal, if adopted, could enable a group of stockholders (including special interest investors and those who accumulate a short-term voting position through the borrowing of shares), with no fiduciary duties to the other stockholders, to approve their own proposed actions. Accordingly, stockholder action by written consent could be used to pursue individual agendas or significant corporate actions that neither enhance long-term stockholder value nor advance the interests of stockholders as a whole. This approach would effectively disenfranchise all of those stockholders who do not have, or are not given, the opportunity to participate in the written consent, and who may not be informed about the proposed action until after it has already been taken.

Additionally, the written consent process has the potential to create confusion because multiple groups of stockholders could solicit written consents at the same time, on a nearly continuous basis as different stockholder groups select their own special interest cause. These solicitations may be duplicative or conflicting and addressing such actions could impose significant administrative and financial burdens on the Company with no corresponding benefit to stockholders. The Board believes that these possible outcomes are contrary to principles of stockholder democracy, fair and accurate disclosure, and good corporate governance.

Accordingly, for the foregoing reasons, the Board recommends a vote AGAINST this stockholder proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” APPROVAL THE NON-BINDING STOCKHOLDER PROPOSAL FOR STOCKHOLDERS’ RIGHT TO ACT BY WRITTEN CONSENT.

OTHER MATTERS

The Board does not know of any other matters that may be brought before the Annual Meeting. However, if any such other matters are properly brought before the Annual Meeting, the proxies may use their own judgment to determine how to vote your shares.

MATTERS RELATING TO OUR GOVERNANCE

Board of Directors

The Board currently consists of ten (10) directors, nine (9) of whom—Mr. Barry, Mr. Best, Gen. Cook, Ms. Duganier, Ms. Epps, Mr. Kurz, Mr. Norris, Mr. Oliver and Mr. Stahl—are considered “independent” under the rules of the SEC and the NYSE. No director may be deemed independent unless the Board determines that he or she has no material relationship with TPL, directly or as an officer, stockholder or partner of an organization that has a material relationship with TPL. Mr. Norris and Mr. Barry jointly serve as chairs of the Board (together, the “Co-Chairs”). Given their extensive experience as Trustees of the Trust, Mr. Norris and Mr. Barry are uniquely suited to lead the Board with their deep understanding of the Company’s business and well-developed relationship with management. Neither Mr. Norris nor Mr. Barry serves on any committee of the Board; instead, they devote their time and efforts to establishing the Board’s agendas and materials, working with management, coordinating activities with the committees of the Board, and transferring their institutional knowledge of the Company’s business to the other members of the Board.

The Board meets at least quarterly and the independent directors serving on the Board meet in executive session (i.e., without the presence of any non-independent directors and management) immediately following regularly scheduled Board meetings. During the fiscal year ended December 31, 2021 (the “Last Fiscal Year”), the Board met twelve (12) times and acted one (1) time by unanimous written consent in lieu of holding a meeting. All of the directors attended at least 75% of the total number of meetings held by the Board and of the committees on which they served during the Last Fiscal Year. Each director is also expected to attend the Company’s annual meetings of stockholders. Each director then serving attended last year’s annual meeting of stockholders.

The Board has three standing committees, consisting of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Membership in each committee is shown in the following table.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
David E. Barry
John R. Norris III
Rhys J. Best			●
Donald G. Cook		●	▲
Barbara J. Duganier	●	▲
Donna E. Epps	▲		●
Tyler Glover
Karl F. Kurz		●
Eric L. Oliver	●
Murray Stahl			●

▲ Chair    ● Member

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Donald G. Cook, the chair, Rhys J. Best, Donna E. Epps and Murray Stahl. The committee members have met the independence requirements for service on the Nominating and Corporate Governance Committee in accordance with rules of the NYSE. The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending individuals qualified to become members of the Board, and for overseeing corporate governance matters. During the Last Fiscal Year, the Nominating and Corporate Governance Committee held three (3) meetings.

The Board has adopted the Nominating and Corporate Governance Committee Charter which is provided on the Company’s corporate website at www.TexasPacific.com.

Audit Committee

The Audit Committee consists of Donna E. Epps, the chair, Barbara J. Duganier and Eric L. Oliver. The Board has determined that both Ms. Epps and Ms. Duganier are “audit committee financial experts,” as defined by the rules of the SEC. Additionally, the members of the Audit Committee meet the independence requirements for service on the Audit Committee in accordance with the rules of the NYSE and Section 10A(m)(3) of the Exchange Act.

The Audit Committee is responsible for, among other things, ensuring that the Company has adequate internal controls and is required to meet with the Company’s auditors to review these internal controls and to discuss other financial reporting matters. The Audit Committee is also responsible for the appointment, pre-approval of work, compensation, and oversight of the auditors. During the Last Fiscal Year, the Audit Committee of the Company held eight (8) meetings.

The Board has adopted an Audit Committee Charter which is provided on the Company’s corporate website at www.TexasPacific.com.

Compensation Committee

The Compensation Committee consists of Barbara J. Duganier, the chair, Donald G. Cook, and Karl F. Kurz. The Board has determined that each member of the Compensation Committee is independent, as defined by the rules of the NYSE and that each qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. The primary function of the Compensation Committee is to review, approve and recommend corporate goals and objectives relevant to compensation of TPL’s Named Executive Officers (as defined below), review and approve TPL’s compensation plans and review and make recommendations regarding compensation for non-employee directors. During the Last Fiscal Year, the Compensation Committee held nine (9) meetings.

The Board has adopted a Compensation Committee Charter which is provided on the Company’s corporate website at www.TexasPacific.com.

Compensation Committee Interlocks and Insider Participation

Prior to our Corporate Reorganization effective January 11, 2021, each of the Trustees was a member of the Nominating, Compensation and Governance Committee of the Trustees. None of the Trustees was an officer or employee of TPL. None of the Trustees had any relationship requiring disclosure by the Trust pursuant to Item 404 of Regulation S-K. There were no interlocking relationships requiring disclosure by the Trust pursuant to Item 407(e)(4)(iii) of Regulation S-K. Our Compensation Committee currently consists of Ms. Duganier, Gen. Cook and Mr. Kurz. None of Ms. Duganier, Gen. Cook and Mr. Kurz, the members of the Compensation Committee, was an officer or employee of TPL during the Last Fiscal Year or had any relationship requiring disclosure by the Company pursuant to Item 404 of Regulation S-K. There are no interlocking relationships requiring disclosure by the Company pursuant to Item 407(e)(4)(iii) of Regulation S-K.

Corporate Governance

The Company is committed to conducting its business in accordance with the highest level of ethical and corporate governance standards. The Board expects to periodically review its corporate governance practices and take other actions to address changes in regulatory requirements, developments in governance best practices and matters raised by stockholders. The following describes some of the actions the Company has taken to help ensure that our conduct earns the respect and trust of stockholders, customers, business partners, employees, and the communities in which we live and work.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics applicable to all members of the Board, executive officers and employees. A copy of the Code of Business Conduct and Ethics is available on the Company’s corporate website at www.TexasPacific.com. We intend to disclose any amendment to, or waiver of, a provision of our Code of Business Conduct and Ethics by filing a Current Report on Form 8-K with the SEC.

Communication with Directors

The Board is committed to meaningful engagement with stockholders and welcomes input and suggestions. Information regarding how stockholders can contact the Co-Chairs or non-management members of the Board is set forth in our Corporate Governance Guidelines that are posted on our website at www.TexasPacific.com. Stockholders who wish to contact the Board may do so by submitting any communications to the Company by mail at 1700 Pacific Avenue, Suite 2900, Dallas, Texas 75201, Attention: Investor Relations.

Board Leadership Structure and Risk Oversight

The Co-Chairs of the Board are independent directors. The Company believes that having an independent chair or independent Co-Chairs of the Board will provide strong leadership for the Board and help ensure critical and independent thinking with respect to the Company’s strategy and performance. Our Chief Executive Officer is also expected to serve as a member of the Board as the management representative. The Company believes this is important to make information and insight directly available to the directors in their deliberations. This structure gives the Company an appropriate, well- functioning balance between non-management and management directors that combines experience, accountability, and effective risk oversight.

The Company believes that risk oversight is the responsibility of the Board as a whole and not solely of any one of its committees. The Board periodically reviews the processes established by management to identify and manage risks and communicates with management about these processes. In addition to these measures, the Audit Committee discusses policies with respect to risk assessment and risk management, the Company’s major litigation and financial risk exposures, compliance, cybersecurity, and the steps management has taken to monitor and control such exposures, and the Compensation Committee oversees risks arising from the Company’s compensation plans, policies and programs for its employees. The Nominating and Corporate Governance Committee, with assistance from the Audit Committee and the Compensation Committee, oversees our ESG program and monitors related risks.

Audit Committee Procedures; Procedures for Approval of Related Person Transactions

The Audit Committee meets separately and periodically with the Company’s independent auditor, the Company’s chief financial officer and a representative of the internal audit function to assess certain matters, including the status of the independent audit process, management and the independent auditor’s assessments of the Company’s financial reporting and internal controls and compliance with legal and regulatory requirements, and management’s views as to the competence, performance and independence of the independent auditor. The Audit Committee oversees the internal audit function, including its structure, personnel, budget, and annual internal audit plans. In addition, the Audit Committee, as a whole, reviews and meets to discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor. The Audit Committee makes a recommendation to the Board each year as to whether the annual audited financial statements should be included in the Company’s Annual Report on Form 10-K.

Information about the procedures for approval of related person transactions is available under the heading “Transactions with Related Persons” on page [__] below.

Qualiﬁcations and Nominations of Directors

The Nominating and Corporate Governance Committee Charter provides that the Nominating and Corporate Governance Committee screen, recruit and interview individuals that the Nominating and Corporate Governance Committee believes are qualified to become members of the Board, consistent with criteria approved by the Board from time to time, and to recommend to the Board the (a) director nominees to be selected by the Board to stand for election or re-election at the annual meeting of stockholders and (b) director candidates to be appointed by the Board to fill vacancies and newly created directorships. The Nominating and Corporate Governance Committee reviews periodically the size of the Board and oversees an annual self-evaluation of the Board and its committees. The Nominating and Corporate Governance Committee may also consider such other factors as it may deem to be in the best interests of the Company and its stockholders.

Whenever the Nominating and Corporate Governance Committee concludes, based on the reviews or considerations described above or due to a vacancy, that a new nominee to the Board is required or advisable, it will consider recommendations from directors, management, stockholders and, if it deems appropriate, consultants retained for that purpose. In such circumstances, it will evaluate individuals recommended by stockholders in the same manner as nominees recommended from other sources. Stockholders who wish to nominate an individual for election as a director directly, without going through the Nominating and Corporate Governance Committee, must comply with the procedures in the Company’s amended and restated bylaws. The Company’s amended and restated bylaws are provided on our website at www.TexasPacific.com.

Our Board has adopted a “majority vote policy.” Under this policy any nominee for director in an uncontested election who does not receive a majority of the votes cast is required to tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee will consider the tendered resignation and make a recommendation to the Board whether to accept or reject the resignation.

Insider Trading Policy; Anti-Hedging Policy

We have an Insider Trading Policy that sets forth terms, conditions, timing, limitations, and prohibitions with respect to trading in the Company’s securities. The Insider Trading Policy prohibits all employees, executive officers, directors, agents, consultants and contractors from trading in the Company’s securities while in possession of material nonpublic information. Such persons are also generally prohibited from hedging, including engaging in publicly-traded options, puts, calls, or other derivative instruments relating to the Company’s securities, or selling the Company’s securities “short.” The Insider Trading Policy also requires that such persons obtain pre-approval from the Company’s General Counsel for all pledges, and the deposit in margin accounts, of the Company’s securities and the securities of any other company designated by the Company’s General Counsel. The Insider Trading Policy also restricts directors, officers subject to Section 16 of the Exchange Act, and certain other specifically designated employees from trading in the Company’s securities during certain periods and only after they have obtained pre-clearance for trades in the Company’s securities from the Company’s General Counsel (or, in the case of the General Counsel, the Chief Financial Officer).

Environmental, Social and Governance (“ESG”)

In August 2021, the Company published its inaugural Environmental, Social, Governance (“ESG”) disclosure through its website, highlighting data and processes that began in 2020. The ESG disclosure is prepared in accordance with the Sustainable Accounting Standards Board framework and in alignment with aspects of the Global Reporting Initiative. The Task Force on Climate Related Financial Disclosures was an informative factor in the disclosure, illuminating business opportunities and risks relevant to the Company.

As the Company does not produce oil or gas from the land from which its royalties’ revenue stream is derived, it developed its sustainability goals and partnership opportunities in consultation with the entities operating on its land. On the Water side of its business, the Company developed a tailored ESG program that addresses the ethical and responsible buildout of water assets and management of water as a natural resource. The Company’s continued goal is an integrated and iterative approach to sustainable and responsible resource management.

TPL’s ESG accomplishments and goals include but are not limited to:

•	Converted from a business trust to a Delaware corporation providing enhanced governance to the Company’s stockholders.

•	Solidified the Company’s dedication to electrifying its water assets in an effort to mitigate its overall emission profile by reducing reliance on diesel generators. TPL spent $6.4 million of capital in 2021 on electric infrastructure.

•	Initiated energy tracking in 2020 to monitor and identify trends in energy consumption and sourcing.

•	Prioritized the health and welfare of both essential and non-essential workers during COVID-19.

•	Employed practices for the tracking and monitoring of all spills, regardless if they are within or outside of regulatory reporting requirements.

•	Partnered with oil & gas operators on the Company’s surface estate to collectively discuss and manage ESG risks. Partnership opportunities included: developing renewable energy infrastructure across the Company’s land, developing water infrastructure to support the reuse and recycling of produced water—a critical response to climate change, partnering to develop innovative technologies that support emissions management, and more.

•	Instituted a governance framework that includes oversight and stewardship of the Company’s ESG strategies. The Nominating and Corporate Governance Committee reviews the Company’s policies and programs concerning corporate social responsibility, including ESG matters, with the support of the Audit Committee and the Compensation Committee where appropriate. The committees provide guidance to the Board and management with respect to trends and developments regarding environmental, social, governance, and political matters that could significantly impact the Company.

The disclosure denotes that the Company’s ESG strategy, including metrics and targets, will be continuously reviewed, and assessed annually to determine if updates or process improvements are needed.

Our full ESG disclosure is available at www.TexasPacific.com/esg.

Human Capital Resources

We believe we have a talented, motivated and dedicated team and we are committed to supporting the development of our team members and continuously building on our strong culture. As of December 31, 2021, the Company had 92 full-time employees.

Our business strategy and ability to serve customers relies on employing talented professionals and attracting, training, developing and retaining a knowledgeable skilled workforce. We maintain a good working relationship with our employees. We value our employees and their experience in providing value through land, mineral and water resource management and water solutions. Maintaining a robust pipeline of talent is crucial to our ongoing success and is a key aspect of succession planning efforts across the organization. Our leadership and human resources teams are responsible for attracting and retaining top talent by facilitating an environment where employees feel supported and encouraged in their professional and personal development. We are committed to enhancing gender, racial and ethnic diversity throughout our organization. We believe that diversity is an important factor in bringing people together, encouraging shared commitment and fostering new ideas.

We strive to be a great place for our employees to work. Accordingly, we offer industry competitive pay and benefits, tuition reimbursement and continuing education classes and are committed to maintaining a workplace environment that promotes employee productivity and satisfaction.

Employee safety is also among our top priorities. Accordingly, we have developed and administer company-wide policies to ensure a safe and fair workplace free of discrimination or harassment for each team member and compliance with Occupational Safety and Health Administration (“OSHA”) standards, as further discussed in our Code of Business Conduct and Ethics. This commitment applies to recruiting, hiring, compensation, benefits, training, termination, promotions or any other terms and conditions of employment. Throughout the COVID-19 pandemic, we have maintained our strong focus on safety and have taken measures to protect our employees and maintain safe, reliable operations.

We strive for a goal of zero occupational injuries, illnesses and incidents in our workplace. To ensure that we protect our safety culture, we have in place a dedicated HS&E team with substantial combined years of experience and have in-house authorized trainers for OSHA-required certified training, powered equipment training and PCE-safe land certificated training.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table shows all holders known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock as of September 9, 2022:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Horizon Kinetics LLC(1) 470 Park Avenue South, 4th Floor South, New York, New York 10016	1,515,452	19.6%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	581,633	7.5%

(1)	The information set forth is based on Amendment No. 1 to the Schedule 13D (the “Schedule 13D”) filed on February 2, 2022 by Horizon Kinetics Asset Management LLC (“Horizon”), a wholly owned subsidiary of Horizon Kinetics LLC (collectively, “Horizon Kinetics”). Horizon Kinetics, through its registered investment adviser, Horizon, acts as a discretionary investment manager on behalf of its clients, who maintain beneficial interest in TPL. Murray Stahl, CEO and CIO of Horizon Kinetics, is a director of the Company. The number of shares beneficially owned excludes shares held by portfolio managers and other employees of Horizon personally.

(2)	The information set forth is based on the Schedule 13G filed on February 10, 2022 by The Vanguard Group.

Stock Ownership Information for Directors and Officers

The following table shows the number of shares of Common Stock beneficially owned directly or indirectly as of September 9, 2022 by our current directors, Named Executive Officers, and our directors and current executive officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Directors and Named Executive Officers:
David E. Barry	388		*
Rhys J. Best	52		*
Donald G. Cook	95		*
Barbara J. Duganier	85		*
Donna E. Epps	85		*
Karl F. Kurz	52
John R. Norris III	1,085		*
Eric L. Oliver	133,285	(1)	1.7%
Murray Stahl	368,923	(2)	4.8%
Tyler Glover	1,484		*
Chris Steddum	719		*
Micheal W. Dobbs	400		*
Robert J. Packer	200	(3)	*
All Directors and Executive Officers as a Group (12 persons)	506,653		6.6%

*Indicates ownership of less than 1% of the class.

(1)	Includes (i) 185 shares held by Eric L. Oliver, (ii) 130,500 shares held by SoftVest, L.P., a Delaware limited partnership (“SoftVest LP”), (iii) 350 shares held by trusts administered for the benefit of Mr. Oliver's grandchildren (the “Trust Shares”), and (iv) 2,250 shares owned by Debeck LLC and Debeck Properties LP (together, “Debeck”). The general partner of SoftVest LP is SoftVest GP I, LLC, a Delaware limited liability company (“SV GP”). SoftVest Advisors, LLC, a Delaware limited liability company (“SoftVest Advisors”) is investment manager of SoftVest LP. Mr. Oliver is the managing member of SV GP. SoftVest LP, SoftVest Advisors and Mr. Oliver may be deemed to share voting and dispositive power with respect to shares beneficially owned by them. Mr. Oliver disclaims beneficial ownership of the 130,500 shares of Common Stock held by SoftVest LP for purposes of Section 16 of the Exchange Act, except for his pecuniary interest therein. Mr. Oliver has sole voting and dispositive power with respect to the Trust Shares and disclaims any pecuniary interest in such shares. Mr. Oliver controls Debeck and has sole voting and dispositive power with respect to the shares beneficially owned by Debeck, but Mr. Oliver disclaims any pecuniary interest therein.

(2)	Includes (i) 1,810 shares held by Murray Stahl, (ii) 60 shares held by Mr. Stahl’s spouse, (iii) 1,413 shares held by Horizon Common Inc., (iv) 1,472 shares held by Horizon Kinetics Hard Assets II LLC, (v) 43,175 shares held by Polestar Offshore Fund Ltd., (vi) 5,549 shares held by CDK Fund Ltd., (vii) 2,484 shares held by CDK Partners LP, (viii) 104,207 shares held by Horizon Kinetics Hard Assets LLC, (ix) 1,577 shares held by Horizon Credit Opportunity Fund LP, and (x) 207,176 shares held by Horizon Kinetics Asset Management LLC. The amount of common shares of TPL reported herein excludes shares held by partnerships and other accounts in which Mr. Stahl has a non-controlling interest and does not exercise investment discretion. The shares referenced in (iii)-(x) above are managed by Horizon, in which Mr. Stahl serves as Chairman, Chief Executive Officer and Chief Investment Officer but does not participate in investment decisions with respect to the securities of TPL. Horizon separately reports its position and transactions in the securities of TPL on Forms 4 and Schedule 13D. Mr. Stahl disclaims beneficial ownership in any of the accounts managed by Horizon except to the extent of his pecuniary interest therein. Based on Form 4 filed by Mr. Stahl on September 12, 2022.

(3)	Based on Form 4 filed by Mr. Packer, who retired from TPL effective May 31, 2021, on January 11, 2021.

Transactions with Related Persons

The Company generally does not engage in transactions in which its executive officers or directors (or any of their immediate family members) or any of its stockholders owning 5% or more of the outstanding shares of Common Stock have a material interest. Should a proposed transaction or series of similar transactions involve any such persons in an amount that exceeds $120,000 in any fiscal year, it will be subject to review and approval by the Audit Committee in accordance with its written policy and procedures adopted by the Board. Transactions entered into that were not related person transactions at the time that they were consummated, but that later become related person transactions during the course of the transaction will also be subject to review by the Audit Committee in accordance with a written policy adopted by the Board. There are no significant reportable transactions or currently proposed transactions between the Company and any director, Trustee (prior to the Corporate Reorganization) or executive officer, or any 5% security holder, of the Company, or any member of the immediate family of any of the foregoing persons, except as set forth below.

Messrs. Stahl and Oliver, two members of the Board, and Horizon, of which Mr. Stahl is the Chief Executive Officer and Chief Investment Officer, are parties to the Settlement Agreement. Pursuant to the Settlement Agreement, payments to reimburse certain expenses were made by the Company in January 2021 on behalf of Messrs. Stahl and Oliver and Horizon (and other parties to the Settlement Agreement) in the aggregate amount of $1,350,000.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Executive Officers

Tyler Glover, 37, serves as TPL’s President and Chief Executive Officer. Biographical information for Mr. Glover is included above.

Chris Steddum, 41, serves as TPL’s Chief Financial Officer since June 1, 2021. Prior to that, Mr. Steddum served as Vice President, Finance and Investor Relations of TPL and also served as Vice President, Finance and Investor Relations of the Trust. Prior to joining the Trust in 2019, Mr. Steddum spent 10 years working in oil and gas investment banking, most recently as a Director at Stifel Financial Corporation from 2016 to 2019, and prior to that served as a Director at GMP Securities from 2014 to 2016.

Micheal W. Dobbs, 49, serves as TPL’s Senior Vice President, Secretary and General Counsel. Mr. Dobbs also served as Senior Vice President and General Counsel of the Trust from August 2020 until January 11, 2021. Prior to joining the Trust, Mr. Dobbs had been a partner at Kelley Drye & Warren LLP.

Significant Employees

Robert A. Crain, 43, serves as Executive Vice President of TPWR, in which capacity he has served since its formation in June 2017. From 2015 to 2017, Mr. Crain was Water Resources Manager with EOG Resources where he led the development of EOG’s water resource development efforts across multiple basins including the Permian and Eagle Ford. During his career, he has successfully developed multiple large-scale water sourcing, distribution and treatment systems across multiple platforms and industries.

Stephanie Buffington, 55, serves as TPL’s Chief Accounting Officer, in which capacity she has served since June 1, 2021. From September 2020 through May 2021, Ms. Buffington served as Vice President of Financial Reporting and from December 2017 through September 2021 served as Director of Financial Reporting. Prior to joining the Company, Ms. Buffington most recently served as Vice President of Financial Reporting at Monogram Residential Trust, Inc., a publicly traded REIT, from 2014 to 2017. Ms. Buffington has over 25 years of public company experience and began her career at KPMG. She is a licensed Certified Public Accountant in the State of Texas.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides information on the compensation arrangements for each of TPL’s Chief Executive Officer, Chief Financial Officer and up to three other most highly compensated individuals who were serving as an executive officer at the end of the Last Fiscal Year, and up to two other individuals who would have been included as other most highly compensated individuals but were not serving as executive officers at the end of the Last Fiscal Year, for services rendered in all capacities during the Last Fiscal Year (the “Named Executive Officers”). The compensation disclosures below reflect Fiscal Year 2021.

For Fiscal Year 2021, the following officers represented our Named Executive Officers:

•	Tyler Glover, our President and Chief Executive Officer

•	Chris Steddum, our current Chief Financial Officer

•	Michael W. Dobbs, our Senior Vice President, Secretary, and General Counsel, and

•	Robert J. Packer, our former Chief Financial Officer

Executive Summary

TPL was originally organized in 1888 as a business trust to hold title to extensive tracts of land in numerous counties in West Texas which were previously the property of the Texas and Pacific Railway Company. On January 11, 2021, we completed our Corporate Reorganization from a business trust to a corporation changing our name from Texas Pacific Land Trust to Texas Pacific Land Corporation.

Our business activity is generated from our surface and royalty interest ownership in West Texas, primarily in the Permian Basin. Our revenues are derived from oil, gas and produced water royalties, sales of water and land, easements and commercial leases. Due to the nature of our operations and concentration of our ownership in one geographic location, our revenue and net income are subject to substantial fluctuations from quarter to quarter and year to year. In addition to fluctuations in response to changes in the market price for oil and gas, our financial results are also subject to decisions by the owners and operators of not only the oil and gas wells to which our oil and gas royalty interests relate, but also to other owners and operators in the Permian Basin as it relates to our other revenue streams, principally water sales, easements and other surface-related revenue.

Business and Financial Performance 2021 Highlights

•	Net income of $270.0 million, or $34.83 per share (both basic and diluted)

•	Revenues of $451.0 million

•	Adjusted EBITDA(1) of $388.0 million

•	Royalty production of 18.6 thousand barrels of oil equivalent per day

•	Total cash dividends of $11.00 per share paid during 2021

•	Completed Corporate Reorganization effective January 11, 2021

•	Released inaugural ESG disclosure

(1)	Reconciliations of Non-GAAP measures are provided in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Performance Measures.”

Key Aspects of 2021 and 2022 Design

As noted below, TPL’s executive compensation program for 2021 was a transition from the executive compensation program of the Trust. In 2021, the new Compensation Committee began re-evaluating the program to align it more with typical practices for public companies, which is described in more detail below under 2022 Compensation Program. The following illustration summarizes key aspects of the 2021 and 2022 program structure and illustrates the evolution of the program design.

Features of 2021 Program	Features of 2022 Program
Competitive Base Salaries	Competitive Base Salaries
Overweighted cash bonuses measured on a discretionary basis (given no availability of equity compensation)	Competitive annual incentive program, heavily weighted towards pre-established performance metrics of Adjusted EBITDA margin and Free Cash Flow (“FCF”) per share(1)
No formal equity-based long-term incentive program and no stockholder approved equity compensation plan

Competitive long-term incentive program comprising a majority of our Named Executive Officers’ compensation

Weighted 50% towards Performance Share Units (“PSUs”), which are tied to relative stockholder return vs. a broad oil & gas index (“XOP Index”) and 3-year Cumulative FCF per share, and 50% towards Restricted Stock Units, which vest over 3 years

No stock ownership requirements	Stock ownership requirements for our Named Executive Officers with a holding requirement

(1)	We calculate Adjusted EBITDA as EBITDA excluding the impact of certain non-cash, non-recurring and/or unusual, non-operating items, including, but not limited to: shared-based compensation expense, proxy and conversion costs related to the Corporate Reorganization and severance costs. We calculate FCF as Adjusted EBITDA less current income tax expense and capital expenditures related to the water segment. FCF per share is FCF divided by the weighted average shares of Common Stock outstanding for the relevant period.

Decision-Making Process

Compensation Philosophy and Approach

TPL’s 2021 executive compensation program was designed to recruit and retain an executive team and to reward performance in achieving TPL’s goals of protecting and maintaining the assets of TPL. The 2021 executive compensation program consisted principally of a salary and an annual cash bonus. Base salaries provide our Named Executive Officers with a steady income stream that is not contingent on TPL’s performance. Differences in salary for the Named Executive Officers may reflect the differing responsibilities of their respective positions, the differing levels of experience of the individuals and internal pay-equity considerations. Salaries are reviewed annually. The cash bonus allows the Compensation Committee flexibility to recognize and reward the Named Executive Officers’ contributions to TPL’s performance in any given year. Salaries are reviewed annually, and salary adjustments and the amounts of cash bonuses are determined by the Compensation Committee and the Board, as applicable, based upon an evaluation of the Named Executive Officer’s performance and contributions, as well as overall performance of the Company, against the goals and objectives of TPL in accordance with the relevant employment agreements in effect, as applicable. See “Employment Agreements” below. In accordance with the employment agreements, final bonus amounts for a completed year are expected to be finalized during the first quarter of the following year.

TPL has historically not incorporated equity-related or other long-term compensation elements in its compensation programs as a result of the business trust structure. As part of its compensation program, TPL maintains both a qualified defined benefit pension plan and a qualified defined contribution plan which are both available to employees generally, as well as to the Named Executive Officers. These plans are designed to assist employees in planning for their retirement.

Consideration of 2021 Say on Pay Vote

At our December 2021 stockholder meeting, the vast majority of our stockholders voted to approve our executive compensation program, with approximately 79.4% approval among votes cast. The Compensation Committee viewed this as support of its approach and philosophy and as a basis for continuing with the changes described in this CD&A for 2022.

Role of the Committee

For 2021, the Compensation Committee had the authority to determine the compensation of the Chief Executive Officer, and make recommendations to the Board, which in turn had authority to make final decisions with respect to the compensation of the Named Executive Officers other than the Chief Executive Officer; however, 2021 bonus amounts for all Named Executive Officers were approved by the full Board. Beginning in 2022, the Compensation Committee has the sole authority to determine the compensation of the Named Executive Officers other than the Chief Executive Officer and to make recommendations to the Board, which has the authority to make final decisions, with respect to the compensation of the Chief Executive Officer. Prior to the Corporate Reorganization on January 11, 2021, the Nominating, Compensation and Governance Committee had the sole authority to determine the compensation of the Named Executive Officers. The Compensation Committee is also responsible for developing and overseeing an equity compensation program for the Company generally for other employees, and for making recommendations to the Board with respect to compensation for non-employee directors, with assistance from the Compensation Committee’s independent compensation consultant.

In establishing the Named Executive Officers’ compensation for 2021 and the new compensation program for 2022, the Compensation Committee Chair and the full Compensation Committee met multiple times, including with management and/or the Compensation Committee’s independent compensation consultant, to review market practices, evaluate potential alternatives, and determine appropriate metrics and goals.

Role of Management

Our CEO, Mr. Glover, provided recommendations for compensation for his direct reports. Additionally, the management team provided the Compensation Committee with financial performance information to assist with the assessment of company and individual performance in determining the bonuses for 2021. The Compensation Committee considered this information in its decision-making process. No member of management participated in discussions relating to his or her own compensation.

Role of the Independent Consultant

In setting initial compensation levels for 2021, the Nominating, Compensation and Governance Committee of the Trust engaged Alvarez & Marsal (“A&M”) as an independent compensation consultant. A&M reported to and worked at the direction of the Trust’s Nominating, Compensation and Governance Committee. A&M provided no services to and earned no fees from the Trust outside of its engagement with the Nominating, Compensation and Corporate Governance Committee of the Trust. The Trust’s Nominating, Compensation and Governance Committee determined that A&M was independent from management based upon the consideration of various relevant factors, including that A&M did not provide any services to the Trust except advisory services to the Nominating, Compensation and Governance Committee, and that A&M had and adhered to policies and procedures that were designed to prevent conflicts of interest.

In May 2021, after a competitive bid process pursuant to which several compensation consultants were considered, the Compensation Committee selected Meridian Compensation Partners, LLC (“Meridian”) as its new independent compensation consultant to assist the Compensation Committee in fulfilling its responsibilities related to the oversight of TPL Corporation’s executive officer and non-employee director compensation. The Compensation Committee determined that Meridian was independent from management based upon the consideration of various relevant factors, including that Meridian did not provide any services to TPL except advisory services to the Compensation Committee, and that Meridian had and adhered to policies and procedures that were designed to prevent conflicts of interests.

The independent compensation consultant advises the Compensation Committee in the development of pay strategies regarding our executive officers, including our CEO, and non-employee directors. The Compensation Committee reviews and discusses matters involving executive officer and non-employee director compensation. Following this review, the Compensation Committee makes a determination and/or recommendation to the Board regarding, among other things (a) the compensation of the CEO and other executive officers including salary, bonus, benefits, incentive awards and perquisites, and (b) compensation for TPL’s non-employee directors.

Benchmarking Process

Determining Initial 2021 Compensation Program

Effective January 11, 2021, as part of the Corporate Reorganization, the Board formed the current Compensation Committee. The Compensation Committee engaged A&M to assist with, among other items, the determination of 2021 pay levels for certain executive officers. A&M conducted a market analysis of pay levels using industry data and at companies that had attributes similar to one or more of TPL’s business lines. Those included industrial and E&P sector data and companies with a similar market capitalization to TPL (listed below).

Apache Corporation	Graco Inc.
Baker Hughes Company	Helmerich & Payne, Inc.
Black Stone Minerals, L.P.	ITT Inc.
Cabot Oil & Gas Corporation	Marathon Oil Corporation
Cimarex Energy Co.	Murphy Oil Corporation
ChampionX Corporation	National Oilwell Varco, Inc.
CNX Resources Corporation	Parsley Energy, Inc.
Continental Resources, Inc.	PDC Energy, Inc.
Devon Energy Corporation	Pentair plc
Diamondback Energy, Inc.	Range Resources Corporation
Flowserve Corporation	WPX Energy, Inc.

The Compensation Committee used this information as reference information with respect to reviewing 2021 compensation levels, among other factors.

Redesigning Program for 2022

As described below, the Compensation Committee asked Meridian to review market data as part of the process of transitioning to a more equity-based compensation program and establishing 2022 compensation for our Named Executive Officers. As part of this process, the Compensation Committee noted that TPL is a unique organization in a number of ways:

•	It is the largest publicly-traded mineral royalty focused organization, with a market capitalization approximately double the next largest publicly-traded mineral royalty focused organization;

•	Unlike most mineral royalty focused organizations, TPL also owns and manages a large amount of surface rights;

•	These surface rights allow the creation of additional business lines, such as our Surface Leases, Easements and Material (referred to as “SLEM”) and water businesses;

•	TPL’s legacy assets carry zero basis on the balance sheet; and

•	TPL’s financial profile is unusual with no debt, limited book assets, and high margins. TPL also returns a significant portion of its cash flow to stockholders through dividends and share repurchases.

As a result of these unique characteristics, TPL does not have any close peers. Instead of reviewing peer group market data, the Compensation Committee asked Meridian to review compensation for a group of comparable reference companies (the “Reference Group”). This Reference Group (listed below) represents companies which operate in ancillary businesses such as royalty companies, midstream companies, E&P companies, and real estate investment trusts that have business lines similar to TPL and are similar in market capitalization, enterprise value, and Adjusted EBITDA.

Royalty Companies	E&P Companies
PrairieSky Royalty Ltd.	Marathon Oil Corporation
Black Stone Minerals, L.P.	PDC Energy, Inc.
Brigham Minerals, Inc.	Matador Resources Company
SM Energy Company
Midstream Companies	Callon Petroleum Company
Western Midstream Partners, LP
DCP Midstream, LP	Real Estate Investment Trusts
EnLink Midstream, LLC	Outfront Media Inc.
NuStar Energy L.P.	Rayonier Inc.
Crestwood Equity Partners LP	Innovative Industrial Properties, Inc.
Lexington Realty Trust

Market data from this Reference Group, plus additional broad survey data from general industry and the E&P industry, was used by the Compensation Committee as a reference to help determine the 2022 compensation program design and individual pay levels as well as in determining the 2021 transition awards, which are described below.

2021 Compensation Program

TPL’s 2021 executive compensation program was designed to reward performance in achieving TPL’s goals of protecting and maintaining the assets of TPL. The executive compensation program consisted principally of a base salary and an annual cash bonus, aligned with the historical program operated by the Trust.

Base Salaries

Our Named Executive Officers receive a base salary to provide a competitive level of fixed compensation based on each individual’s role, experience, qualifications, and individual performance. The base salaries as of the end of 2021 for our Named Executive Officers in 2021 were as follows:

Named Executive Officer	Base Salary as of December 31, 2021
Tyler Glover	$850,000
Chris Steddum	$475,000
Micheal Dobbs	$400,000

The salaries for Mr. Glover and Mr. Dobbs were unchanged from 2020. Mr. Steddum’s salary was increased from $450,000 to $475,000 effective June 1, 2021, upon his promotion to Chief Financial Officer based on market data provided by Meridian.

2021 Bonuses

Each of the executive officers had a target bonus expressed as a percentage of salary, which was established in his employment agreement. Historically, this comprised the majority of our Named Executive Officers’ compensation as we did not have a long-term equity incentive program. The target bonuses as a percentage of salary for each of our Named Executive Officers for 2021 were as follows:

Named Executive Officer	2021 Target Bonus as a % of Salary
Tyler Glover	300%
Chris Steddum	225%
Micheal Dobbs	100%

There was no change to the target bonus percentages for Mr. Glover and Mr. Dobbs from 2020. Mr. Steddum’s target bonus percentage was set at 225% effective with his promotion to Chief Financial Officer on June 1, 2021, based on a review of market benchmarks provided by Meridian.

The actual bonus earned has historically been based on a subjective assessment of performance at the end of the year. The Compensation Committee continued this practice for 2021, but established a plan to change the process for 2022. In determining the bonus outcome for 2021, the Committee also considered the following key measures of performance as well as individual performance evaluations for the Named Executive Officers:

•	Adjusted EBITDA Margins of 86.0%;

•	FCF/share of $36.61;

•	Published the inaugural ESG disclosures; and

•	Completed the transition from a trust to a C-corporation.

Based on this assessment, the Compensation Committee awarded bonuses as follows for each of the Named Executive Officers:

Named Executive Officer	Actual Bonus for 2021
Tyler Glover	$2,550,000
Chris Steddum	$1,068,750
Micheal Dobbs	$600,000

Mr. Dobbs received a bonus of 150%, including a discretionary 50% above his target after considering benchmarks provided by Meridian.

Equity Transition Awards

Prior to December 2021, TPL did not have equity available to provide equity-based compensation. Upon stockholder approval of the 2021 Incentive Plan in December 2021, the Committee awarded one-time grants of restricted stock to our executive group, including the Named Executive Officers. These one-time awards served the following purposes:

•	Align the management team’s interests with stockholders;

•	Help facilitate the transition from the prior cash-based compensation structure to the new structure which is more heavily weighted towards equity compensation with long-term vesting, aligned with typical public company practices;

•	Reward the management team for strong financial performance in 2021, including increased margins and improved FCF generation; and

•	Provide a retention mechanism to help ensure the stability of the management team.

These one-time transition awards, which were made in the form of restricted stock grants, will vest 60% on the first anniversary of the grant date and 40% on the second anniversary of the grant date and were approved for the following amounts:

Named Executive Officer	Approved Amount	Number of Restricted Shares(1)
Tyler Glover	$1,500,000	1,199
Chris Steddum	$900,000	719
Micheal Dobbs	$500,000	400

(1)	Number of shares determined by dividing the approved dollar amount by the closing stock price on the NYSE on December 29, 2021, the date of grant.

Other Compensation

TPL’s Named Executive Officers are eligible to participate in the same benefit programs as are available to all TPL employees generally. These include both a qualified defined benefit pension plan and a qualified defined contribution plan. These plans are designed to assist employees in planning for their retirement. There are no supplemental non-qualified programs solely for the benefit of our executives.

TPL also provides certain executive officers with minimal perquisites, including an automobile allowance.

Mr. Packer’s Compensation

Mr. Packer’s compensation for 2021 consisted of his salary and certain benefits and perquisites until he retired effective May 31, 2021, and consulting fees through December 31, 2021. He was not eligible for any incentive compensation for 2021 and did not receive any severance upon his departure.

2022 Compensation Program Redesign

Following the Corporate Reorganization, the newly established Compensation Committee began the process of redesigning the compensation programs to better align with typical C-corporation practices, which include:

•	A more structured annual incentive program including pre-established metrics and goals;

•	Equity compensation with three year vesting periods, including both performance-based and time-based vesting elements; and

•	Common corporate governance features such as stock ownership guidelines.

The Compensation Committee consulted with Meridian to review typical practices within the Reference Group to consider potential changes to the TPL’s compensation program. The redesign was intended to meet the following objectives:

•	Align executives’ financial interests more closely with stockholders;

•	Tie executive compensation more with long-term performance (both stock price and financial performance) incorporating greater risk into the awards while relying less on discretionary compensation;

•	Incorporate long-term vesting periods to help ensure continuity of the management team;

•	Enhance the structure of the program to create more transparency for participants and stockholders about how outcomes are determined and increase the risk profile of the program;

•	Meet common governance standards for public companies; and

•	Ensure a competitive compensation program.

As part of the redesign, the Compensation Committee reduced the annual cash incentive targets for each of our officers and incorporated long-term equity-based incentive compensation to more closely align with practices within the Reference Group.

Additionally, the Compensation Committee established goals and metrics for both the annual incentive (cash bonus) and long-term incentive (equity awards) programs for 2022, which are summarized in the following tables:

2022 Annual (Short-Term) Incentive Program Summary

Metric	Weight	Rationale
Adjusted EBITDA Margin %	37.5%	TPL has some of the highest Adjusted EBITDA margins of any industry and maintaining those margins is a high priority for the management team
FCF per share	37.5%	Generating FCF is a high priority for TPL, which allows for greater returns to stockholders in the form of increased dividends and share repurchases
Strategic Objectives	25%	These objectives will be established based on key strategic priorities to ensure long-term success, such as safety and ESG alignment

2022 Long-Term Incentive Program Summary

Vehicle	Weight	Rationale
PSUs Tied to Relative Total Stockholder Return (TSR) against the XOP Index	25%	This vehicle is only earned if TPL performs well against a broad group of energy companies included in the XOP index. The maximum amount can only be earned if TPL is in the top 10% of this index.
PSUs Tied to 3-year Cumulative FCF per Share	25%	This vehicle is only earned if TPL meets pre-established goals for generating FCF over the three-year performance period. Generating FCF allows for greater returns to stockholders in the form of increased dividends and share repurchases.
Time-Based Restricted Stock Units (RSUs)	50%	These awards continue to increase alignment between executives’ interests and stockholders by increasing the share ownership of our executive team. They also help encourage continuity of the management team due to long-term (three-year) vesting provisions.

The Compensation Committee believes the new structure will help achieve its objectives as described above.

Other Governance Features

Stock Ownership Guidelines

The Company believes that it is in the best interests of our stockholders for our Named Executive Officers and other executive officers to maintain a significant ownership position in TPL to create substantial alignment between our senior management and our stockholders. Therefore, we have established stock ownership guidelines applicable to all of our executive officers. The ownership guidelines require each of our executive officers to hold shares of Common Stock with an aggregate value of at least a specified multiple of base salary as follows:

•	CEO – 5x base salary

•	Other Named Executive Officers – 2x base salary

•	Other Section 16 reporting persons – 1x base salary

Shares counting towards the guideline include TPL shares held outright and unvested time-based restricted shares. Performance shares do not count until earned. Until each officer has achieved the desired ownership level, he or she is required to retain at least 50% of the after-tax shares received upon vesting of equity awards.

Employment Agreements

The Company has entered into employment agreements with each Named Executive Officer following approval from the Compensation Committee. These employment agreements provide for minimum levels of compensation and provide severance protections for the officer upon a termination of employment without Cause or for Good Reason (as defined in the agreements). These agreements help match competitive practices and also include certain restrictive covenants which help protect the Company. The provisions of these agreements are summarized under the “Employment Agreements” below.

Accounting and Tax Considerations

In setting the components of our executive compensation program, the Committee considers the impact of the following tax and accounting provisions:

Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally disallows a tax deduction by public companies for compensation over $1 million paid individually to covered employees, as defined in the Code. Tax deductibility is only one factor considered by the Committee in making compensation decisions that are in the best interest of TPL and our stockholders.

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Stock Compensation” (“ASC Topic 718”). ASC Topic 718 requires a public company to measure the cost of employee services received in exchange for an award of equity based on the grant date fair value of the award. Our equity awards to the Named Executives Officers (and to our other employees) are structured to maintain the appropriate accounting treatment.

Code Section 409A. Section 409A of the Code provides that deferrals of compensation under a nonqualified deferred compensation plan or arrangement are to be included in an individual’s current gross income to the extent that such deferrals are not subject to a substantial risk of forfeiture and have not previously been included in the individual’s gross income, unless certain requirements are met. We structure our stock plans, change of control agreements, severance plans and agreements and other incentive plans and agreements, each to the extent they are subject to Section 409A, to be in compliance with Section 409A.

Code Sections 280G and 4999. The change of control benefits in our Named Executive Officers’ employment agreements provide that, upon a change of control, we will either (i) reduce the amount of severance benefits otherwise payable to the executive officer so that such severance benefits will not be subject to excise tax for purposes of Code Sections 280G and 4999 or (ii) pay the full amount of severance benefits to the executive officer (but with no tax “gross-up”), whichever produces the better after-tax result for the executive officer (often referred to as the “best-of-net” approach).

Risk Assessment

The Compensation Committee has reviewed the relationship between our risk management policies and compensation policies and practices and concluded that we do not have any compensation policies or practices that expose us to risks that are reasonably likely to have a material adverse effect on TPL.

Other Compensation-Related Policies

We have an Insider Trading Policy that sets forth terms, conditions, timing, limitations, and prohibitions with respect to trading in the Company’s securities. The Insider Trading Policy also generally prohibits executive officers, among others, from hedging, including engaging in publicly-traded options, puts, calls, or other derivative instruments relating to the Company’s securities, or selling the Company’s securities “short.” The Insider Trading Policy also requires that such persons obtain pre-approval from the Company’s General Counsel for all pledges, and the deposit in margin accounts, of the Company’s securities. The Insider Trading Policy is discussed further under “Insider Trading Policy; Anti-Hedging Policy” below.

Compensation Committee Report

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with management and based on such review and discussion, recommended that it be included in this Report.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Barbara J. Duganier, Chair
Donald G. Cook
Karl F. Kurz

Summary Compensation Table

The following table sets forth information concerning compensation for services in all capacities awarded to, earned by, or paid to, the Named Executive Officers:

Name and Position	Year	Salary	Bonus (1)	Stock Awards (2)	Change in Actuarial Present Value of Accumulated Benefits(3)	All Other Compensation(4)(5)	Total
Tyler Glover	2021	$850,000	$2,550,000	$1,500,848	$37,183	$31,800	$4,969,831
President and Chief Executive Officer	2020	$850,000	$2,040,000	$—	$85,166	$31,500	$3,006,666
	2019	$800,000	$2,900,000	$—	$70,515	$19,000	$3,789,515

Chris Steddum	2021	$464,769	$1,068,750	$900,008	$32,017	$17,400	$2,482,944
Chief Financial Officer(6)	2020	$450,000	$573,750	$—	$17,223	$10,318	$1,051,291
	2019	$225,000	$412,500	$—	$—	$—	$637,500

Micheal W. Dobbs	2021	$400,000	$600,000	$500,700	$—	$12,000	$1,512,700
Senior Vice President, Secretary and General Counsel (7)	2020	$166,667	$266,666	$—	$—	$—	$433,333

Robert J. Packer	2021	$415,719	$—	$—	$18,177	$64,733	$498,629
Former Chief Financial Officer (8)	2020	$850,000	$2,040,000	$—	$112,541	$31,500	$3,034,041
	2019	$800,000	$2,900,000	$—	$101,139	$32,866	$3,834,005

(1)	Represents the bonus amount approved by the Compensation Committee, with respect to all Named Executive Officers for 2021 and 2020, and the Trustees with respect to Mr. Dobbs for 2020 and all Named Executive Officers for 2019. Bonuses for 2020 and 2019 were accrued as of the respective year end and were paid and/or expected to be paid on or before March 15 of the applicable year. Mr. Steddum’s 2021 bonus amount includes a $50,000 promotion bonus that was paid during 2021. Mr. Dobbs’ 2020 bonus amount includes a $100,000 sign-on bonus that was paid during 2020.

(2)	Amounts reflect rounding up to full shares upon conversion of approved dollar-denominated awards.

(3)	Represents the aggregate change in the actuarial present value of the Named Executive Officer’s accumulated benefit under TPL’s pension plan over the prior year. For further information regarding TPL’s pension plan, see Note 6, “Pension and Other Postretirement Benefits” in our consolidated financial statements included in this Annual Report on Form 10-K in Item 8. “Financial Statements and Supplementary Data.”

(4)	Represents contributions by TPL to the account of the Named Executive Officer under the Company’s defined contribution retirement plan.

(5)	The aggregate value of the perquisites and other personal benefits, if any, received by the Named Executive Officers for all years presented have not been reflected in the table because the amount was below the SEC’s $10,000 threshold for disclosure except for Mr. Glover, whose perquisites consisted of $14,400 in automobile allowance for 2021 and 2020, and Mr. Packer, who received $25,000 in severance as part of the termination of his Employment Agreement and a retirement gift valued at $22,333 in 2021, and $14,400 and $10,594 in automobile allowance for 2020 and 2019, respectively.

(6)	Mr. Steddum became Chief Financial Officer effective June 1, 2021. As of December 2019, Mr. Steddum was not eligible to participate in TPL’s actuarial pension plan. Mr. Steddum became eligible for TPL’s defined benefit plan during 2020 but had not earned a benefit as of December 31, 2020.

(7)	Mr. Dobbs joined TPL as Senior Vice President and General Counsel effective August 3, 2020. As of December 31, 2020, Mr. Dobbs was not eligible to participate in TPL’s defined benefit and actuarial pension plans.

(8)	Mr. Packer retired from TPL effective May 31, 2021.

Pay Ratio Disclosure

For purposes of calculating the 2021 ratio of the median annual total compensation of all employees to the total annual compensation of the Chief Executive Officer, TPL included base salary and annual bonus amounts in its calculation of annual total compensation.  We used December 31, 2021 as the measurement date.  Base salary amounts were annualized for any employee who had less than a full year of service during 2021. Total compensation for Mr. Glover, the Chief Executive Officer, was determined to be $3,400,000 and was approximately 24 times the median annual compensation of all of our employees, excluding the Chief Executive Officer, of $142,600.  For purposes of this calculation, the Company had 91 employees, excluding the Chief Executive Officer.

Messrs. Glover and Packer

On August 8, 2019, the Trust entered into employment agreements (the “Employment Agreements”) with Mr. Glover, its General Agent and Chief Executive Officer (the “Glover Agreement”), and Mr. Packer, its former General Agent and Chief Financial Officer (the “Packer Agreement”). The Employment Agreements were effective as of July 1, 2019.

In connection with the Corporate Reorganization, the Company entered into amended and restated agreements with each of Mr. Glover and Mr. Packer, described below. Mr. Packer retired effective May 31, 2021.

Under the Employment Agreements, Mr. Glover and Mr. Packer received a base salary of $800,000 per annum, subject to annual review, and were eligible for an annual cash bonus of up to 300% of such base salary for achievement of specified performance targets, except that the cash bonus for the calendar year 2019 was at least 100% of the cash bonus paid with respect to 2018, as established by the Nominating, Compensation and Governance Committee of the Trust. Until the Trust or the Company established an equity compensation plan, Mr. Glover and Mr. Packer were required to use at least 25% of their cash bonuses (net of estimated taxes) to purchase Sub-shares or Common Stock. The term of each of the Glover Agreement and the Packer Agreement ended on December 31, 2020, with automatic one (1) year extensions unless notice not to renew is given by either party at least 120 days prior to the relevant end date.

Each Employment Agreement provided for payment of severance benefits if the officer’s employment is terminated by the Trust without cause or by the officer for good reason, provided that the officer executes a general waiver and release of claims and complies with the restrictive covenants described below. The severance benefits included (i) accrued but unpaid bonuses and vested long-term incentive benefits (ii) a pro rata bonus for the year of termination (if such termination occurs after the first calendar quarter), (iii) up to 18 months of COBRA premiums for continued group health, dental and vision coverage for the officer and his dependents, paid for by the Trust, and (iv) if such termination occurred during the first 15 months of the term, an amount equal to two times the average of his base salary and cash bonus for the preceding two years, which amount would be reduced to one times such average for the preceding year if such termination occurred after the first 15 months of the term. If the officer’s employment was terminated by the Trust without cause, by the officer for good reason, or upon failure of the Trust to renew the term of the Agreement, in all such cases, within 24 months following a change in control of the Trust as defined in the Agreements, then, in lieu of the amount specified in clause (iv), the officer was entitled to an amount equal to 2.99 times the greater of (a) the average of his base salary and cash bonus for the two years preceding the change in control and (b) his base salary and target cash bonus for the year of the change in control. If the officer’s employment terminated due to death or disability, he would be entitled to the benefits described in clauses (i) and (ii) above. The officer would also be entitled to payment of accrued but unpaid salary, accrued but unused vacation, unsubsidized COBRA benefits, and unreimbursed business expenses following termination of employment for any reason.

The Employment Agreements provided that Mr. Glover and Mr. Packer were entitled to participate in all benefit plans provided to the Trust’s executives of like status from time to time in accordance with the applicable plan, policy or practices of the Trust, as well as in any long-term incentive program established by the Trust. They also provided for four weeks of annual paid vacation, reimbursement of business expenses, and indemnification rights.

Each Employment Agreement contained restrictive covenants prohibiting the officer from disclosing the Trust’s confidential information at any time, from competing with the Trust in specified counties where the Trust does business during his employment, subject to certain exceptions, and for one year thereafter (or six months thereafter if he terminates his employment voluntarily without good reason), and from soliciting the Trust’s clients, suppliers and business partners during his employment and for one year thereafter.

As noted above, effective upon the Corporate Reorganization on January 11, 2021, the Company entered into an amended and restated employment agreement with each of Messrs. Glover and Packer to (i) confirm the assumption by the Company of the obligations of the Trust under the Glover Agreement and the Packer Agreement and (ii) to reflect the increase in base salary for each of Messrs. Glover and Packer to $850,000 and the change of the end of the term of each of the Glover Agreement and the Packer Agreement to December 31, 2021. The amended and restated employment agreements are otherwise identical in all material respects to the Glover Agreement and the Packer Agreement.

On February 8, 2022, the Company and Mr. Glover entered into an Amended and Restated Employment Agreement (the “A&R Glover Employment Agreement”) which replaces the previous employment agreement between the Company and Mr. Glover.

Pursuant to the A&R Glover Employment Agreement, Mr. Glover receives a base salary of $850,000 per annum, subject to annual review, and shall also be eligible for an annual bonus (“Bonus”) based on achievement of specified performance targets as established by the Compensation Committee of the Board of Directors. For 2021, Mr. Glover is eligible for a target annual Bonus of 300% of his base salary (“2021 Bonus”) which shall be paid in cash, provided that 25% of the after-tax amount of the 2021 Bonus may be paid in Common Stock. For years after 2021, Mr. Glover’s target annual Bonus will be at least 100% of his base salary and will be payable in cash. For years after 2021, Mr. Glover will also be eligible to receive annual long-term incentive awards under the 2021 Plan (“LTI Awards”) as determined by the Company, the target amount of which, when added to Mr. Glover’s target Bonus for the year, will be at least 300% of his base salary for the relevant year. The term of the A&R Glover Employment Agreement ends on December 31, 2024, with automatic one (1) year extensions unless notice not to renew is given by either party at least 120 days prior to the relevant end date.

The A&R Glover Employment Agreement provides for payment of severance benefits if Mr. Glover’s employment is terminated by the Company without cause or by Mr. Glover for good reason, provided that Mr. Glover executes a general waiver and release of claims and complies with the restrictive covenants described below. The severance benefits include (i) accrued but unpaid Bonuses, (ii) LTI Award benefits to the extent provided for pursuant to the underlying award and plan documents, (iii) a pro rata Bonus for the year of termination (if such termination occurs after the first calendar quarter), (iv) monthly payments for up to 18 months of COBRA premiums for continued group health, dental and vision coverage for Mr. Glover and his dependents, and (v) an amount equal to two times the greater of (A) the average of his base salary and Bonus for the preceding three years, or (B) his base salary and target Bonus for the year of termination. If Mr. Glover’s employment is terminated by the Company without cause, by Mr. Glover for good reason, or upon failure of the Company to renew the term of the Agreement, in all such cases, within 24 months following a change in control of the Company as defined in the A&R Glover Employment Agreement, then, in lieu of the amount specified in clause (v), Mr. Glover will be entitled to an amount equal to 2.99 times the greater of (a) the average of his base salary and Bonus for the three years preceding the year in which the change in control occurs, and (b) his base salary and target Bonus for the year in which the change in control occurs. If Mr. Glover’s employment terminates due to death or disability, he or his estate will be entitled to the benefits described in clauses (i), (ii) and (iii) above. Mr. Glover will also be entitled to payment of accrued but unpaid salary, accrued but unused vacation, unsubsidized COBRA benefits, and unreimbursed business expenses, following termination of employment for any reason.

The A&R Glover Employment Agreement provides that Mr. Glover will be entitled to participate in all benefit plans provided to the Company’s executives of like status from time to time in accordance with the applicable plan, policy or practices of the Company, as well as in any long-term incentive program established by the Company. It also provides for four weeks of annual paid vacation, reimbursement of business expenses, and indemnification rights.

The A&R Glover Employment Agreement contains restrictive covenants prohibiting Mr. Glover from disclosing the Company’s confidential information at any time, from competing with the Company in specified counties where the Company does business during his employment, subject to certain exceptions, and for one year thereafter (or six months thereafter if he terminates his employment voluntarily without good reason), and from soliciting the Company’s clients, suppliers and business partners during his employment and for one year thereafter.

Mr. Steddum

On August 8, 2019, Mr. Steddum and the Company entered into an Employment Agreement (the “Steddum Agreement”). Pursuant to the Steddum Agreement, Mr. Steddum received a base salary of $450,000 per annum, subject to annual review, and was eligible for an annual cash bonus of up to 150% of such base salary for achievement of specified performance targets as established by the Compensation Committee. Mr. Steddum was also eligible for a relocation allowance of $75,000 to cover his expenses in connection with his move to Dallas. The term of the Steddum Agreement ends on December 31, 2022, with automatic one (1) year extensions unless notice not to renew is given by either party at least 120 days prior to the relevant end date.

The Steddum Agreement provided for payment of severance benefits if the officer’s employment was terminated by the Company without cause or by Mr. Steddum for good reason, provided that Mr. Steddum executed a general waiver and release of claims and complied with the restrictive covenants described below. The severance benefits included (i) accrued but unpaid bonuses and vested long-term incentive benefits (ii) a pro rata bonus for the year of termination (if such termination occurs after the first calendar quarter), (iii) up to 12 months of COBRA premiums for continued group health, dental and vision coverage for the officer and his dependents, paid for by the Company, and (iv) an amount equal to one times the average of his base salary and cash bonus for the preceding two years. If Mr. Steddum’s employment was terminated by the Company without cause, by the officer for good reason, or upon failure of the Company to renew the term of the Agreement, in all such cases, within 24 months following a change in control of the Company as defined in the Steddum Agreement, then, in lieu of the amount specified in clause (iv), Mr. Steddum would be entitled to an amount equal to 1.5 times the greater of (a) the average of his base salary and cash bonus for the two years preceding the change in control and (b) his base salary and target cash bonus for the year of the change in control. If Mr. Steddum’s employment terminates due to death or disability, he would be entitled to the benefits described in clauses (i) and (ii) above. Mr. Steddum would also be entitled to payment of accrued but unpaid salary, accrued but unused vacation, unsubsidized COBRA benefits, and unreimbursed business expenses following termination of employment for any reason.

On February 8, 2022, the Company and Mr. Steddum entered into an Amended and Restated Employment Agreement (the “A&R Steddum Employment Agreement”). The A&R Steddum Employment Agreement replaces the previous employment agreement between TPL and Mr. Steddum.

Pursuant to the A&R Steddum Employment Agreement, Mr. Steddum receives a base salary of $475,000 per annum, subject to annual review, and shall also be eligible for an annual bonus (“Bonus”) based on achievement of specified performance targets as established by the Compensation Committee of the Board of Directors. For 2021, Mr. Steddum is eligible for a target annual Bonus of 225% of his base salary (“2021 Bonus”) which shall be paid in cash, provided that 25% of the after-tax amount of the 2021 Bonus may be paid in Common Stock. For years after 2021, Mr. Steddum’s target annual Bonus will be at least 90% of his base salary and will be payable in cash. For years after 2021, Mr. Steddum will also be eligible to receive annual LTI Awards as determined by the Company, the target amount of which, when added to Mr. Steddum’s target Bonus for the year, shall be at least 225% of his base salary for the relevant year. The term of the A&R Steddum Employment Agreement ends on December 31, 2024, with automatic one (1) year extensions unless notice not to renew is given by either party at least 120 days prior to the relevant end date.

The A&R Steddum Employment Agreement provides for payment of severance benefits if Mr. Steddum’s employment is terminated by the Company without cause or by Mr. Steddum for good reason, provided that Mr. Steddum executes a general waiver and release of claims and complies with the restrictive covenants described below. The severance benefits include (i) accrued but unpaid Bonuses, (ii) LTI Award benefits to the extent provided for pursuant to the underlying award and plan documents, (iii) a pro rata Bonus for the year of termination (if such termination occurs after the first calendar quarter), (iv) monthly payments for up to 18 months of COBRA premiums for continued group health, dental and vision coverage for Mr. Steddum and his dependents, and (v) an amount equal to two times the greater of (A) the average of his annualized base salary and Bonus for the preceding three years, or (B) his base salary and target Bonus for the year of termination. If Mr. Steddum’s employment is terminated by the Company without cause, by Mr. Steddum for good reason, or upon failure of the Company to renew the term of the Agreement, in all such cases, within 24 months following a change in control of the Company as defined in the A&R Steddum Employment Agreement, then, in lieu of the amount specified in clause (v), Mr. Steddum will be entitled to an amount equal to 2.99 times the greater of (a) the average of his annualized base salary and Bonus for the three years preceding the year in which the change in control occurs, and (b) his base salary and target Bonus for the year in which the change in control occurs. If Mr. Steddum’s employment terminates due to death or disability, he or his estate will be entitled to the benefits described in clauses (i), (ii) and (iii) above. Mr. Steddum will also be entitled to payment of accrued but unpaid salary, accrued but unused vacation, unsubsidized COBRA benefits, and unreimbursed business expenses, following termination of employment for any reason.

The A&R Steddum Employment Agreement provides that Mr. Steddum will be entitled to participate in all benefit plans provided to the Company’s executives of like status from time to time in accordance with the applicable plan, policy or practices of the Company, as well as in any long-term incentive program established by the Company. It also provides for four weeks of annual paid vacation, reimbursement of business expenses, and indemnification rights.

The A&R Steddum Employment Agreement contains restrictive covenants prohibiting Mr. Steddum from disclosing the Company’s confidential information at any time, from competing with the Company in specified counties where the Company does business during his employment, subject to certain exceptions, and for one year thereafter (or six months thereafter if he terminates his employment voluntarily without good reason), and from soliciting the Company’s clients, suppliers and business partners during his employment and for one year thereafter.

Mr. Dobbs

Effective upon the Corporate Reorganization on January 11, 2021, the Company entered into an employment agreement with Mr. Dobbs, its Senior Vice President, General Counsel and Secretary (the “Dobbs Agreement”).

Under the Dobbs Agreement, Mr. Dobbs will receive a base salary of $400,000 per annum, subject to annual review, and be eligible for an annual cash bonus of up to 100% of such base salary for achievement of specified performance targets as established by the Compensation Committee. Until the Company establishes an equity compensation plan, Mr. Dobbs is required to use at least 25% of his cash bonus (net of estimated taxes) to purchase shares of Common Stock. The term of the Dobbs Agreement ends on December 31, 2021, with automatic one (1) year extensions unless notice not to renew is given by either party at least 120 days prior to the relevant end date.

The Dobbs Agreement provides for payment of severance benefits if the officer’s employment is terminated by the Company without cause or by the officer for good reason, provided that the officer executes a general waiver and release of claims and complies with the restrictive covenants described below. The severance benefits include (i) accrued but unpaid bonuses and vested long-term incentive benefits (ii) a pro rata bonus for the year of termination (if such termination occurs after the first calendar quarter), (iii) up to 18 months of COBRA premiums for continued group health, dental and vision coverage for the officer and his dependents, paid for by the Company, and (iv) if such termination occurs during the first 15 months of the term, an amount equal to two times the average of his base salary and cash bonus for the preceding two years, which amount will be reduced to one times such average for the preceding year if such termination occurs after the first 15 months of the term. If Mr. Dobbs’ employment is terminated by the Company without cause, by the officer for good reason, or upon failure of the Company to renew the term of the Agreement, in all such cases, within 24 months following a change in control of the Company as defined in the Dobbs Agreement, then, in lieu of the amount specified in clause (iv), Mr. Dobbs will be entitled to an amount equal to 2.99 times the greater of (a) the average of his base salary and cash bonus for the two years preceding the change in control and (b) his base salary and target cash bonus for the year of the change in control. If Mr. Dobbs’ employment terminates due to death or disability, he will be entitled to the benefits described in clauses (i) and (ii) above. Mr. Dobbs will also be entitled to payment of accrued but unpaid salary, accrued but unused vacation, unsubsidized COBRA benefits, and unreimbursed business expenses following termination of employment for any reason.

The Dobbs Agreement provides that Mr. Dobbs will be entitled to participate in all benefit plans provided to the Company’s executives of like status from time to time in accordance with the applicable plan, policy or practices of the Company, as well as in any long-term incentive program established by the Company. It also provides for four weeks of annual paid vacation, reimbursement of business expenses, and indemnification rights.

The Dobbs Agreement contains restrictive covenants prohibiting Mr. Dobbs from disclosing the Company’s confidential information at any time, and from soliciting the Company’s clients, suppliers and business partners during his employment and for one year thereafter.

On February 8, 2022, the Company and Mr. Dobbs entered into an Amended and Restated Employment Agreement (the “A&R Dobbs Employment Agreement”). The A&R Dobbs Employment Agreement replaces the previous employment agreement between the Company and Mr. Dobbs.

Pursuant to the A&R Dobbs Employment Agreement, Mr. Dobbs receives a base salary of $400,000 per annum, subject to annual review, and shall also be eligible for an annual bonus (“Bonus”) based on achievement of specified performance targets as established by the Compensation Committee of the Board of Directors. For 2021, Mr. Dobbs is eligible for a target annual Bonus of 100% of his base salary (“2021 Bonus”) which shall be paid in cash, provided that 25% of the after-tax amount of the 2021 Bonus may be paid in Common Stock. For years after 2021, Mr. Dobbs’s target annual Bonus will be at least 75% of his base salary and will be payable in cash. For years after 2021, Mr. Dobbs will also be eligible to receive annual LTI Awards as determined by the Company, with the target amount of such LTI Awards for a year, when added to Mr. Dobbs’s target Bonus for the year, being at least 175% of his base salary for the relevant year. The term of the A&R Dobbs Employment Agreement ends on December 31, 2024, with automatic one (1) year extensions unless notice not to renew is given by either party at least 120 days prior to the relevant end date.

The A&R Dobbs Employment Agreement provides for payment of severance benefits if Mr. Dobbs’s employment is terminated by the Company without cause or by Mr. Dobbs for good reason, provided that Mr. Dobbs executes a general waiver and release of claims and complies with the restrictive covenants described below. The severance benefits include (i) accrued but unpaid Bonuses, (ii) LTI Award benefits to the extent provided for pursuant to the underlying award and plan documents, (iii) a pro rata Bonus for the year of termination (if such termination occurs after the first calendar quarter), (iv) monthly payments for up to 18 months of COBRA premiums for continued group health, dental and vision coverage for Mr. Dobbs and his dependents, and (v) an amount equal to two times the greater of (A) the average of his annualized base salary and Bonus for the preceding three years, or (B) his base salary and target Bonus for the year of termination. If Mr. Dobbs’s employment is terminated by the Company without cause, by the officer for good reason, or upon failure of the Company to renew the term of the Agreement, in all such cases, within 24 months following a change in control of the Company as defined in the A&R Dobbs Employment Agreement, then, in lieu of the amount specified in clause (v), Mr. Dobbs will be entitled to an amount equal to 2.99 times the greater of (a) the average of his annualized base salary and Bonus for the three years preceding the year in which the change in control occurs, and (b) his base salary and target Bonus for the year in which the change in control occurs. If Mr. Dobbs’s employment terminates due to death or disability, he or his estate will be entitled to the benefits described in clauses (i), (ii) and (iii) above. Mr. Dobbs will also be entitled to payment of accrued but unpaid salary, accrued but unused vacation, unsubsidized COBRA benefits, and unreimbursed business expenses, following termination of employment for any reason.

The A&R Dobbs Employment Agreement provides that Mr. Dobbs will be entitled to participate in all benefit plans provided to the Company’s executives of like status from time to time in accordance with the applicable plan, policy or practices of the Company, as well as in any long-term incentive program established by the Company. It also provides for four weeks of annual paid vacation, reimbursement of business expenses, and indemnification rights.

The A&R Dobbs Employment Agreement contains restrictive covenants prohibiting Mr. Dobbs from disclosing the Company’s confidential information at any time, and from soliciting the Company’s clients, suppliers and business partners during his employment and for one year thereafter.

Grants of Plan Based Awards

The following table sets forth certain information concerning equity awards granted to our Named Executive Officers during the Last Fiscal Year.

	Grants of Plan-Based Awards
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Aggregate Fair Value of Stock and Option Awards ($)
Tyler Glover	December 29, 2021	1,199	$1,500,848
Chris Steddum	December 29, 2021	719	$900,008
Micheal W. Dobbs	December 29, 2021	400	$500,700
Robert J. Packer (1)	—	—	—

(1)	Mr. Packer retired from TPL effective May 31, 2021.

The following table sets forth certain information concerning outstanding equity awards of our Named Executive Officers at the end of the Last Fiscal Year. All outstanding stock awards reported in this table represent restricted stock that vests as described in the footnotes to the table. At the end of the Last Fiscal Year, there were no options or unearned equity awards under performance-based plans.

	Outstanding Equity Awards at December 31, 2021
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Tyler Glover	1,199	(1)	$1,500,848
Chris Steddum	719	(2)	$900,008
Micheal W. Dobbs	400	(3)	$500,700
Robert J. Packer (4)	—		—

(1)	Of such shares, 719 will vest on December 29, 2022 and 480 will vest on December 29, 2023.

(2)	Of such shares, 431 will vest on December 29, 2022 and 288 will vest on December 29, 2023.

(3)	Of such shares, 240 will vest on December 29, 2022 and 160 will vest on December 29, 2023.

(4)	Mr. Packer retired from TPL effective May 31, 2021.

Pension Benefits

Name	Plan Name	Number of Years Credited Service	Actuarial Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Tyler Glover	Restated Texas Pacific Land Corporation Employees' Pension Plan	9.0	$252,694	$—
Chris Steddum (1)	Restated Texas Pacific Land Corporation Employees' Pension Plan	1.5	$49,240	$—
Micheal W. Dobbs (2)	Restated Texas Pacific Land Corporation Employees' Pension Plan	—	$—	$—
Robert J. Packer (3)	Restated Texas Pacific Land Corporation Employees' Pension Plan	8.9	$355,857	$—

(1)	Mr. Steddum became Chief Financial Officer effective June 1, 2021. As of December 31, 2020, Mr. Steddum was a participant in TPL’s pension plan but had not yet earned a benefit as of December 31, 2020.

(2)	Mr. Dobbs joined TPL as Senior Vice President and General Counsel effective August 3, 2020. As of December 31, 2020, Mr. Dobbs was not eligible to participate in TPL’s pension plan.

(3)	Mr. Packer retired from TPL effective May 31, 2021.

The Restated Texas Pacific Land Corporation Employees’ Pension Plan is a noncontributory defined benefit pension plan qualified under Section 401 of the Code in which the employees participate. The remuneration covered by the Plan is Salary. The Plan provides a normal retirement benefit equal to 1.5% of a participant’s average Salary for the last five years prior to retirement for each year of Credited Service under the Plan. Credited Service is earned from the participant’s date of membership in the Plan, which is generally not the participant’s date of hire by the Company. For information concerning the valuation method and material assumptions used in quantifying the present value of the Named Executive Officers’ current accrued benefits, see Note 6, “Pension and Other Postretirement Benefits” of the Notes to Financial Statements incorporated by reference in Item 8 of this Report.

As of December 31, 2021, the annual accrued normal retirement benefits are estimated to be $0 for Mr. Dobbs, $37,710 for Mr. Glover, and $6,469 for Mr. Steddum. Mr. Packer terminated during 2021, and his final annual normal retirement benefit was calculated to be $35,043.

The Plan provides for early retirement after 20 years of service with the Company. Early retirement benefits are calculated in the same manner as the normal retirement benefit, but are reduced by 1/15 for each of the first five years and 1/30 for each of the next five years that benefits commence prior to normal retirement. If benefits commence more than 10 years prior to normal retirement, the early retirement benefit payable at age 55 is reduced actuarially for the period prior to age 55. None of the listed participants are currently eligible for early retirement benefits.

As discussed in Item 1. “Business — General — Corporate Reorganization,” on January 11, 2021, we completed our Corporate Reorganization from a business trust to a corporation. Accordingly, as of January 11, 2021, the Sub-shares of the Trust ceased to be outstanding and the shares of Common Stock were issued on a one-for-one basis to holders of the Sub-shares, and began to trade on the NYSE under the symbol “TPL.”

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information, as of December 31, 2021, regarding the shares of our Common Stock authorized for issuance under our equity compensation plans.

Plan	Number of shares of Common Stock issuable upon exercise of outstanding options, warrants or rights	Weighted average of exercise price of outstanding	Number of shares of Common Stock remaining available for future issuance
Texas Pacific Land Corporation 2021 Equity Incentive Plan (the “2021 Incentive Plan”) approved by stockholders	—	—	71,670
Texas Pacific Land Corporation 2021 Director Stock and Equity Incentive Plan (the “2021 Director Plan”) approved by stockholders	—	—	10,000
Equity compensation plans not approved by stockholders	—	—	—

2021 Incentive Plan

We maintain our 2021 Incentive Plan (the “2021 Plan”), pursuant to which we may grant to any employee of the Company, an affiliate or a subsidiary nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash-based awards and other stock-based awards. The 2021 Plan was approved by our Board on August 11, 2021 and by our stockholders on December 29, 2021, and will expire on December 29, 2031. The maximum aggregate number of shares of Common Stock that may be issued under the 2021 Plan is 75,000 shares, which may consist, in whole or in part, of authorized and unissued shares (if any), treasury shares, or shares reacquired by the Company in any manner.

Unless otherwise provided in an award agreement or otherwise determined by the Compensation Committee, upon a Change in Control of the Company the following shall occur:

•	For awards other than performance awards, a Replacement Award (that is, an award with a value and terms that are at least as favorable as the outstanding award) may be issued;

•	For awards other than performance awards, if a Replacement Award is not issued and the Company’s Common Stock ceases to be publicly traded after the change in control, such awards shall be immediately vested and exercisable upon such change in control;

•	For unearned performance awards, the award shall be (i) earned on a pro-rata basis at the higher of actual or target performance and (ii) measured as of the end of the calendar quarter before the change in control date or, if the award is stock-price based, as of the effective date of the change in control;

•	For earned but unvested performance awards, the award shall be immediately vested and payable as of the change in control;

•	For awards other than performance awards, if the Company’s Common Stock continues to be publicly traded after change in control, such awards shall continue under their applicable terms, unless otherwise determined by the Compensation Committee.

Notwithstanding the forgoing, in the case of awards other than performance awards, the Compensation Committee may cancel such awards, and the award holders shall receive shares or cash equal to the difference between the amount stockholders receive for their shares and the purchase price per share, if any, under the award. Except as may be provided in a severance compensation agreement between the Company and the Participant, if, in connection with a change in control, a Participant’s payment of any awards will cause the Participant to be liable for federal excise tax levied on certain “excess parachute payments,” then either (i) all payments otherwise due; or (ii) the reduced payment amount to avoid an excess parachute payment, whichever will provide the Participant with the greater after- tax economic benefit taking into account any applicable excise tax, shall be paid to the Participant. In no event will any Participant be entitled to receive any kind of gross-up payment or reimbursement for any excise taxes payable in connection with change in control payments.

2021 Non-Employee Director Stock and Deferred Compensation Plan

We maintain our 2021 Non-Employee Director and Deferred Compensation Plan (the “2021 Director Plan”), pursuant to which we may grant shares of Common Stock to each of our non-employee directors and our non-employee directors may defer some or all of their directors’ cash fees and stock compensation. The 2021 Director Plan was approved by our Board on August 11, 2021 and by our stockholders on December 29, 2021, and will expire on December 29, 2031. The maximum aggregate number of shares of Common Stock that may be issued under the 2021 Director Plan is 10,000 shares, which may consist, in whole or in part, of authorized and unissued shares (if any), treasury shares, or shares reacquired by the Company in any manner.

Unless otherwise determined by the administrator of the 2021 Director Plan in connection with a grant, a change in control shall have the following effects on outstanding awards:

•	On a change in control in which a Director receives a replacement award with a value and terms that are at least as favorable as the Director’s outstanding awards (a “Replacement Award”), the Director’s outstanding awards shall remain outstanding subject to the terms of the Replacement Award.

•	On a change in control in which the Company’s shares cease to be publicly traded, the Director’s outstanding awards shall become immediately vested unless the Director receives Replacement Awards.

•	On a change in control in which the Company’s shares continue to be publicly traded, a Director’s outstanding awards shall remain outstanding and be treated as Replacement Awards.

Notwithstanding the foregoing, the administrator of the 2021 Director Plan may determine that any or all outstanding awards granted under the 2021 Director Plan will be canceled and terminated upon a change in control, and that in connection with such cancellation and termination, the Director shall receive for each share of Common Stock subject to such award a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the consideration received by stockholders of the Company for a share of Common Stock in such change in control.

Directors’ Compensation

As discussed above, our Corporate Reorganization was completed on January 11, 2021 and included a change in our governance structure to a board of directors from our previous structure of being governed by Trustees. All of the non-employee directors of the Board began such service on January 11, 2021.

The following table sets forth information concerning compensation paid to the board of directors during the year ended December 31, 2021:

Name	Fees Earned or Paid in Cash	Total
John R. Norris III	$250,000	$250,000
David E. Barry	$250,000	$250,000
Donald G. Cook	$235,000	$235,000
Barbara J. Duganier	$235,000	$235,000
Donna E. Epps	$240,000	$240,000
Dana F. McGinnis (1)	$220,000	$220,000
Eric L. Oliver	$220,000	$220,000
Murray Stahl	$220,000	$220,000

(1)	Mr. McGinnis resigned from the Board effective March 28, 2022.

Messrs. Kurz and Best joined the Board on April 15, 2022.

On an annual basis, all non-employee directors receive a base retainer of $210,000; in connection with the adoption of the 2021 Director Plan, a portion of the base retainer amount is paid in stock in lieu of cash. The 2021 Director Plan provides that the stock portion of such payment is 50% of the base retainer unless otherwise determined by the Company, valued as of the grant date of January 1 of each year. In addition, non-employee directors receive the following amounts for additional Board and committee service: $40,000 for Board co-chair, $10,000 for committee service (per committee), $10,000 for Audit Committee chair, $5,000 for Nominating and Corporate Governance Committee Chair, and $5,000 for Compensation Committee Chair. Directors serving in multiple leadership roles receive incremental compensation for each role, including that committee chairs receive both the committee service fee plus the specified amount for chairing such committee. Directors are not expected to receive additional compensation for attending regularly scheduled Board or committee meetings. For less than full years of service, the compensation paid to the non-employee directors will be prorated based on the number of days of service. In connection with the adoption of the 2021 Directors Plan (as defined below) and commencing on January 1, 2022, 50% (unless such percentage is revised by the Company) of the base retainer fee to non-employee directors will be paid in cash and 50% of it will be paid in restricted stock, valued at the closing price of the Common Stock on the NYSE on the date of grant, and vesting on the first anniversary of grant.

Stock Ownership Guidelines

The Company believes that it is in the best interests of our stockholders for our directors to maintain a significant ownership position in TPL to create substantial alignment with our stockholders. Therefore, we have established stock ownership guidelines applicable to our non-employee directors. The ownership guidelines require each of our non-employee directors to acquire, within five (5) years, and hold shares of Common Stock with an aggregate value of at least five (5) times the base cash retainer. Shares counting towards the guidelines include TPL shares held outright and unvested time-based restricted shares. However, non-employee directors are permitted to sell shares of Common Stock to facilitate tax obligations in connection with the vesting of restricted shares. If a non-employee director falls below the applicable multiple due solely to a decline in the value of shares of Common Stock, such non-employee director will not be required to acquire additional shares to meet the applicable multiple.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Company’s Form 10-K, including a discussion of the acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with the standards of the Public Company Accounting Oversight Board, the matters required to be discussed by Statements on Auditing Standards (SAS 61), as may be modified or supplemented, and their judgments as to the acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board.

In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from management and the Company, including receiving the written disclosures and letter from the independent registered public accounting firm as required by the Independence Standards Board Standard No. 1, as may be modified, or supplemented, and has considered the compatibility of any non-audit services with the auditors’ independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Form 10-K for the year ended December 31, 2021 for filing with the SEC.

Respectfully submitted,

The Audit Committee of the Board of Directors

Donna E. Epps, Chair
Barbara J. Duganier
Eric L. Oliver

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees billed to TPL for professional services rendered by our independent registered public accounting firms Deloitte & Touche LLP (“Deloitte”), during 2021, and Lane Gorman Trubitt, LLC, during 2020:

	Years Ended December 31,
	2021	2020
Type of Fees:
Audit fees	$450,771	$419,675
Audit-related fees	—	—
Tax fees	—	—
All other fees	37,051	—
	$487,822	$419,675

For the year ended December 31, 2021, the Audit Committee approved all of the services provided by, and fees paid to, Deloitte. The Audit Committee of the Trust approved all of the services provided by, and fees paid to, our predecessor audit firm Lane Gorman Trubitt, LLC during the years ended December 31, 2020.

The Audit Committee has established a policy requiring approval by it of all fees for audit and non-audit services to be provided by TPL’s independent registered public accountants, prior to commencement of such services. Consideration and approval of fees generally occurs at the Committee’s regularly scheduled meetings or, to the extent that such fees may relate to other matters to be considered at special meetings, at those special meetings.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Exchange Act, the “Report of the Audit Committee of the Board of Directors” will not be deemed incorporated unless specifically provided otherwise in such filing, to the extent permitted by the rules of the SEC. Such section shall also not be deemed to be “soliciting material” or to be “filed” with the SEC. Website references and links to other materials in this Proxy Statement are for convenience only, and the content and information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the SEC.

* * * * * * *

APPENDIX A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TEXAS PACIFIC LAND CORPORATION

TEXAS PACIFIC LAND CORPORATION (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

1. The original Certificate of Incorporation of the Corporation ~~(the “Original Certificate of Incorporation”)~~ was filed with the Secretary of State of the State of Delaware on April 28, 2020.

2. This Amended and Restated Certificate of Incorporation, which restates, integrates and also further amends the ~~Original~~ Certificate of Incorporation as heretofore amended and restated, has been approved and declared advisable by the board of directors of the Corporation (the “Board”), and has been duly adopted by the ~~sole~~ stockholder~~s of the Corporation and duly executed and acknowledged by an authorized officer~~ of the Corporation in accordance with Sections ~~103, 228,~~ 242 and 245 of the DGCL. Except where the context otherwise requires, ~~R~~references to this “Amended and Restated Certificate of Incorporation” herein refer to the Amended and Restated Certificate of Incorporation, as amended, restated, supplemented and otherwise modified from time to time.

3. ~~This Amended and Restated Certificate of Incorporation shall become effective at 1:01 a.m. Eastern Time on January 11, 2021.~~

~~4. The Original~~The Certificate of Incorporation is hereby amended, integrated and restated in its entirety to read as follows:

ARTICLE I

NAME

SECTION 1.1 Name. The name of the Corporation is Texas Pacific Land Corporation.

ARTICLE II

REGISTERED AGENT

SECTION 2.1 Registered Agent. The address of its registered office in the State of Delaware is 1675 South State Street, Suite B, County of Kent, City of Dover, Delaware 19901. The name of the Corporation’s registered agent at such address is Capitol Services, Inc.

ARTICLE III

PURPOSE

SECTION 3.1 Purpose. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it currently exists or may hereafter be amended. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Corporation and one or more businesses.

ARTICLE IV

CAPITALIZATION

SECTION 4.1 Number of Shares.

(A) The total number of shares of stock that the Corporation shall have authority to issue is 8,756,156 shares of stock, classified as:

(1) 1,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”); and

(2) 7,756,156 shares of common stock, par value $0.01 per share (“Common Stock”).

(B) The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either Preferred Stock (or any series thereof) or Common Stock voting separately as a class shall be required therefor.

(C) For purposes of this Amended and Restated Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

SECTION 4.2 Provisions Relating to Preferred Stock.

(A) Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations, powers, preferences, privileges and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board as hereafter prescribed (a “Preferred Stock Designation”).

(B) Subject to any limitations prescribed by law and the rights of any series of the Preferred Stock then outstanding, if any, authority is hereby expressly granted to and vested in the Board to authorize the issuance of Preferred Stock from time to time in one or more series, and with respect to each series of Preferred Stock, to fix and state by the Preferred Stock Designation the designations, powers, preferences, privileges and relative, participating, optional, or special rights, and qualifications, limitations and restrictions relating to each series of Preferred Stock, including, but not limited to, the following:

(1) whether or not the series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such series is to be entitled to vote as a separate series either alone or together with the holders of one or more other classes or series of stock;

(2) the number of shares to constitute the series and the designation thereof;

(3) restrictions on the issuance of shares of the same series or of any other series;

(4) whether or not the shares of any series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable or issuable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(5) whether or not the shares of a series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

(6) the dividend rate, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(7) the preferences, if any, and the amounts thereof which the holders of any series thereof shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

(8) whether or not the shares of any series, at the option of the Corporation or the holders thereof or upon the happening of any specified event, shall be convertible into or exchangeable or redeemable for, the shares of any other class or classes or of any other series of the same or any other class or classes or series of stock, securities or other property of the Corporation and the conversion price or prices, ratio or ratios, rate or rates, times or other terms and conditions of, on or at which such exchange or redemption may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(9) such other powers, preferences, privileges and rights, and qualifications, limitations and restrictions with respect to any series as may to the Board seem advisable.

(C) The shares of each series of Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing or in other respects.

(D) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including the Preferred Stock Designation related to such series of Preferred Stock).

SECTION 4.3 Provisions Relating to Common Stock.

(A) Except as may otherwise be provided in this Amended and Restated Certificate of Incorporation, each share of Common Stock shall have identical rights and privileges in every respect. Common Stock shall be subject to the express terms of Preferred Stock and any series thereof. Except as may otherwise be required by this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all matters which the stockholders are entitled to vote, the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters upon which the stockholders are entitled to vote, and the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question and as may be amended, restated, supplemented and otherwise modified from time to time, the “Bylaws”), and applicable law on all matters put to a vote of the stockholders of the Corporation. Except as otherwise required in this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, the holders of Common Stock and the Preferred Stock shall vote together as a single class).

(B) Notwithstanding the foregoing, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

(C) Subject to the rights and preferences, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive ratably in proportion to the number of shares of Common Stock held by them such dividends and distributions (payable in cash, stock or property), if, when and as may be declared thereon by the Board, at any time and from time to time, out of any funds or assets of the Corporation legally available therefor and in such amounts as the Board in its direction shall determine.

(D) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of Preferred Stock or any series thereof having a preference over or the right to participate with the Common Stock as to distributions upon liquidation, dissolution or winding up, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them. A dissolution, liquidation or winding-up of the Corporation, as such terms are used in this paragraph (D), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

(E) No stockholder shall, by reason of the holding of shares of any class or series of capital stock of the Corporation, have any preemptive or preferential right to acquire or subscribe for any shares or securities of any class or series, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation, unless specifically provided for in a Preferred Stock Designation.

SECTION 4.4 No Cumulative Voting. There shall be no cumulative voting in the election of directors.

ARTICLE V

DIRECTORS

SECTION 5.1 Term and Classes.

(A) The business and affairs of the Corporation shall be managed by or under the direction of the Board elected in accordance with this Amended and Restated Certificate of Incorporation and the Bylaws. In addition to the powers and authorities expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

(B) The directors, other than those who may be elected by the holders of any series of Preferred Stock as specified in the related Preferred Stock Designation, shall be and are divided, with respect to the time for which they severally hold office, into three classes, ~~as nearly equal in number as is reasonably possible,~~ with the ~~initial~~ term of ~~office of~~ the ~~first~~ class ~~to expire at~~designated as the ~~first annual meeting~~“third class” of ~~stockholders following~~directors in the ~~effective date of this~~ Amended and Restated Certificate of Incorporation~~, the initial term of office of the second class to expire at the second~~ effective on January 11, 2021, expiring at the 2023 annual meeting of stockholders, and the terms of the classes elected at the annual meeting of stockholders ~~following the effective date of this Amended and Restated Certificate of Incorporation, and the initial term of office of the third class to expire at the third~~held in 2021 and 2022, respectively, expiring at the 2024 and 2025 annual meeting of stockholders ~~following the effective date of this Amended and Restated Certificate of Incorporation, with each director to hold office until his or her successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal, and the Board shall be authorized to assign members of the Board, other than those directors who may be elected by the holders~~; provided that the division of directors into classes shall terminate at the 2025 annual meeting of stockholders. Notwithstanding the preceding sentence, but subject to the rights of any series of Preferred Stock~~, to such classes. At each annual meeting of stockholders, directors elected to succeed those~~ to elect directors ~~whose terms then expire shall be~~separately as a class, each director elected ~~for a term of office to expire at~~by the ~~third succeeding~~stockholders after the 2022 annual meeting of stockholders ~~after their~~ shall serve for a term expiring at the first annual meeting of stockholders held after such director’s election~~, with each~~. Each director ~~to~~shall hold office until his or her successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal.

SECTION 5.2 Vacancies. Subject to applicable law~~,~~ and the rights of the holders of any series of Preferred Stock then outstanding, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, incapacity, resignation, disqualification or removal of any director or from any other cause shall, unless otherwise required by law or by resolution of the Board, be filled solely by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. ~~Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor unless otherwise determined by the Board.~~ Subject to the rights of any series of Preferred Stock entitled to elect directors separately as a class, any director appointed to a vacant or newly created directorship shall serve for a term expiring at the next election of the class for which such director shall have been chosen or, following the termination of the division of directors into three classes, at the next annual meeting of stockholders held after their appointment. No decrease in the number of authorized directors constituting the Board shall shorten the term of any incumbent director.

SECTION 5.3 Removal. Subject to the rights of the holders of shares of any series of Preferred Stock, if any, to elect additional directors pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation thereunder), any director ~~may be removed only for cause, upon~~serving in a class of directors expiring at the third annual meeting of stockholders following their election, and any director serving in the class expiring at the 2023 annual meeting of stockholders, shall be removable only for cause, and all other directors shall be removable either with or without cause. The removal of any director shall require the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote ~~generally for the election of directors~~thereon, voting together as a single class and acting at a meeting of the stockholders in accordance with the DGCL, ~~this Amended and Restated Certificate of Incorporation and the Bylaws.~~subject to any greater vote provided for directors elected separately by the holders of one or more series of Preferred Stock. Except as applicable law otherwise provides, cause for the removal of a director shall be deemed to exist only if the director whose removal is proposed: (1) has been convicted of a felony by a court of competent jurisdiction and that conviction is no longer subject to direct appeal; (2) has been found to have been grossly negligent in the performance of his or her duties to the Corporation in any matter of substantial importance to the Corporation by (a) the affirmative vote of at least 80% of the directors then in office (other than the director whose removal is proposed) at any meeting of the Board called for that purpose or (b) a court of competent jurisdiction; or (3) has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his or her ability to serve as a director of the Corporation.

SECTION 5.4 Number. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the affirmative vote of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships~~) as provided in the Bylaws.~~). Unless and except to the extent that the Bylaws so provide, the election of directors need not be by written ballot.

ARTICLE VI

STOCKHOLDER ACTION

SECTION 6.1 Written Consents. Subject to the rights of holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation (a) may, pursuant to a resolution of and at the direction of the Board, be taken by consent in writing of such stockholders and (b) otherwise must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.

ARTICLE VII

SPECIAL MEETINGS

SECTION 7.1 Special Meetings. Special meetings of stockholders of the Corporation may be called only by the Board pursuant to a resolution adopted by the Board. The Board may fix the date, time and place, if any, of such special meeting, either within or without the State of Delaware. Subject to the rights of holders of any series of Preferred Stock, the stockholders of the Corporation shall not have the power to call or request a special meeting of stockholders of the Corporation. The Board may for any reason postpone, reschedule or cancel any special meeting of the stockholders previously scheduled by the Board.

ARTICLE VIII

BYLAWS

SECTION 8.1 Bylaws. In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of the Board. Stockholders shall also have the power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the Bylaws may be adopted, altered, amended or repealed by the stockholders of the Corporation only by the affirmative vote of holders of not less than a majority in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class. No Bylaws hereafter made or adopted, nor any repeal of or amendment thereto, shall invalidate any prior act of the Board that was valid at the time it was taken.

ARTICLE IX

LIMITATION OF DIRECTOR LIABILITY

SECTION 9.1 Limitation of Director Liability. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the preceding sentence, a director of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director. Any amendment, repeal or modification of this Article IX shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.

ARTICLE X

AMENDMENT OF CERTIFICATE OF INCORPORATION

SECTION 10.1 Amendments.

(A) The Corporation shall have the right, subject to any express provisions or restrictions contained in this Amended and Restated Certificate of Incorporation, from time to time, to amend this Amended and Restated Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by applicable law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Amended and Restated Certificate of Incorporation or any amendment hereof are subject to such right of the Corporation.

(B) Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Bylaws (and in addition to any other vote that may be required by applicable law or this Amended and Restated Certificate of Incorporation), the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation.

ARTICLE XI

FORUM SELECTION

SECTION 11.1 Exclusive Forum.

(A) Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forums for any stockholder (including a beneficial owner) to bring (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of the Corporation, (3) any action or proceeding asserting a claim against the Corporation, its directors, officers or employees or agents arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the DGCL, the laws of the State of Texas, the laws of the State of New York, the Certificate of Incorporation or the Bylaws (as each may be amended from time to time), or (4) any action or proceeding asserting a claim against the Corporation, its directors, officers or employees or agents governed by the internal affairs doctrine, shall, to the fullest extent permitted by law, be the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, any state or federal court residing with the State of Delaware) or the United States District Court for the Northern District of Texas in Dallas, Texas (or, if such court does not have jurisdiction, any district court of Dallas County in the State of Texas) (each, a “Permissible Court”), in each case subject to the Permissible Court having personal jurisdiction over the indispensable parties named as defendants.

(B) Unless the Corporation consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act of 1933, as amended, shall be the federal district courts of the United States.

(C) Any person or entity purchasing or otherwise acquiring or holding or owning (or continuing to hold or own) any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

(D) If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation on ~~this 7th day of January, 2021~~the date set forth below.

TEXAS PACIFIC LAND CORPORATION

By:
Name:	[_________]
Title:	[__________]

Signature Page to Second Amended and Restated Certificate of Incorporation

PRELIMINARY COPY SUBJECT TO COMPLETION DATED SEPTEMBER 16, 2022

1700 PACIFIC AVENUE, SUITE 2900 DALLAS, TX 75201 SCAN TO VIEW MATERIALS AND VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of proxy materials. Vote by 10:59 p.m. Central Time on November 15, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 10:59 p.m. Central Time on November 15, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D91174-P79181 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY TEXAS PACIFIC LAND CORPORATION The Board of Directors recommends you vote FOR each of the following director nominees. 1. To elect the four Class II directors named in the accompanying Proxy Statement to serve until the 2025 Annual Meeting of Stockholders. Nominees: 1a. Rhys J. Best For Against Abstain 1b. Donald G. Cook For Against Abstain 1c. Donna E. Epps For Against Abstain 1d. Eric L. Oliver The Board of Directors recommends you vote FOR proposals 2-5 and AGAINST proposals 6-9. 2. To approve, by non-binding advisory vote, the executive compensation paid to our named executive officers. For Against Abstain 3. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") providing for the declassification of the Board. For Against Abstain 4. To approve an amendment to the Company's Certificate of Incorporation increasing the authorized shares of common stock from 7,756,156 shares to [_________] shares. For Against Abstain 5. To ratify the appointment of Deloitte and Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. For Against Abstain 6. To consider a non-binding stockholder proposal regarding the stockholders' right to call for a special stockholder meeting. For Against Abstain 7. To consider a non-binding stockholder proposal regarding hiring an investment banker in connection with the evaluation of a potential spinoff. For Against Abstain 8. To consider a non-binding stockholder proposal regarding the release of all remaining obligations of the stockholders' agreement between the Company and certain stockholders. For Against Abstain 9. To consider a non-binding stockholder proposal regarding the stockholders' right to act by written consent. Please indicate if you plan to attend this meeting. Yes No NOTE: To transact such other business as may properly come before the Annual Meeting of Stockholders or any reconvened meeting following any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

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2022 Annual Meeting of Stockholders Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2022 Notice and Proxy Statement and Annual Report are available at www.proxyvote.com D91175-P79181 TEXAS PACIFIC LAND CORPORATION Annual Meeting of Stockholders November 16, 2022 10:30 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Tyler Glover and Micheal Dobbs, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TEXAS PACIFIC LAND CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at The Renaissance Dallas Hotel, 2222 North Stemmons Freeway, Dallas, TX 75207 at 10:30 AM, local time on November 16, 2022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations indicated on the proxy card. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Continued and to be signed on reverse side